Exhibit 10.15

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 6, 2004, is by and between CABELA’S INCORPORATED, a Delaware corporation (“Cabela’s”), CABELA’S RETAIL, INC., a Nebraska corporation, VAN DYKE SUPPLY COMPANY, INC., a South Dakota corporation, CABELA’S VENTURES, INC., a Nebraska corporation, CABELA’S OUTDOOR ADVENTURES, INC., a Nebraska corporation, CABELA’S CATALOG, INC., a Nebraska corporation, CABELA’S WHOLESALE, INC., a Nebraska corporation, CABELA’S MARKETING AND BRAND MANAGEMENT, INC., a Nebraska corporation, CABELAS.COM, INC., a Nebraska corporation, WILD WINGS, LLC, a Minnesota limited liability company, CABELA’S LODGING, LLC, a Nebraska limited liability company, HERTER’S, LLC, a Nebraska limited liability company, CABELA’S TROPHY PROPERTIES, LLC, a Nebraska limited liability company and ORIGINAL CREATIONS, LLC, a Minnesota limited liability company (each, a “Borrower” and collectively, the “Borrowers”), the banks which are signatories hereto (individually, a “Bank” and, collectively, the “Banks”), LASALLE BANK NATIONAL ASSOCIATION, a national banking association, one of the Banks, WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), a national banking association, one of the Banks, COMERICA BANK, one of the Banks, WELLS FARGO BANK NEBRASKA, N.A., a national banking association, one of the Banks, SOVEREIGN BANK, a federal savings bank, one of the Banks, and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“USBNA”), one of the Banks, as agent for the Banks (in such capacity, the “Agent”).

RECITALS

A. The Borrowers and the Banks are parties to a Credit Agreement dated as of October 9, 2001, as amended by First Amendment to Credit Agreement dated as of September 5, 2002 and as amended by Second Amendment to Credit Agreement dated as of September 19, 2003 (the “Existing Credit Agreement”).

B. This Agreement amends and restates the Existing Credit Agreement in its entirety.

NOW THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and adequacy of which is hereby mutually acknowledged, the parties hereto do hereby mutually agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Adjusted Eurodollar Rate”: With respect to each Interest Period applicable to a Eurodollar Rate Advance, the rate (rounded upward, if necessary, to the next 1/16th of 1%) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage.

“Adjusted Coverage Indebtedness”: As of any Measurement Date, the aggregate amount of (a) Coverage Indebtedness of Cabela’s on a consolidated basis excluding (i) liabilities of WFB, (ii) long term deferred compensation, (iii) long term deferred taxes, and (iv) any Current Liabilities (other than Coverage Indebtedness) on such Measurement Date and on each of the three preceding Measurement Dates, divided by (b) 4, in each case determined on a consolidated basis in accordance with GAAP.

“Advance”: Each Swing Line Loan by the Swing Line Bank or any portion of the outstanding Revolving Loans by a Bank as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a Eurodollar Rate Advance, Prime Rate Advance or an Alternate Advance.

“Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent or more of the equity interest), (c) each Person, five percent or more of the voting stock (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Agency Fee”: As defined in Section 2.16 hereof.

“Agent”: U.S. Bank National Association, a national banking association, acting in its capacity as agent for the Banks under this Credit Agreement, or its successor appointed pursuant to the terms of this Credit Agreement.

“Aggregate Revolving Commitment Amounts”: As of any date, the sum of the Revolving Commitment Amounts of all the Banks.

“Alternate Advance”: An Advance with respect to which the interest rate is determined by reference to a rate quoted from time to time by the Swing Line Bank and agreed to by the Borrowers’ Agent.

“Applicable Fee Percentage”: The Applicable Fee Percentage set forth in the table below as in effect from time to time determined based on the Cash Flow Leverage Ratio calculated as of the end of the most recent fiscal quarter of the Borrowers for which the Borrowers have furnished the financial statements and reports required under Section 5.1(a) or 5.1(c) or under

Section 5.1(a) or 5.1(c) of the Existing Credit Agreement, as applicable, for the previous four fiscal quarters (adjustments to the Applicable Fee Percentage to become effective as of the first day of the month following receipt of the financial statements required under Section 5.1(a) or 5.1(c), as applicable):

Cash Flow Leverage Ratio	Applicable Fee Percentage
Less than or equal to 0.50	0.125%
Greater than 0.50 to 1.00 but less than or equal to 1.00 to 1.00	0.15%
Greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00	0.175%
Greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00	0.20%
Greater than 2.00 to 1.00	0.25%

Notwithstanding the foregoing, if the Borrowers have not furnished the financial statements and reports required under Section 5.1(a) or 5.1(c), as applicable, for any fiscal quarter by the required date, the Applicable Fee Percentage shall be calculated as if the Cash Flow Leverage Ratio as of the end of such fiscal quarter was greater than 2.00 to 1.00 for the period from the first day of the fiscal quarter first occurring after such required date until the first day of the month following the month in which such financial statements and reports are delivered.

“Applicable LC Fee Percentage”: The Applicable LC Fee Percentage set forth in the table below as in effect from time to time determined based on the Cash Flow Leverage Ratio calculated as of the end of the most recent fiscal quarter of the Borrowers for which the Borrowers have furnished the financial statements and reports required under Section 5.1(a) or 5.1(c) or under Section 5.1(a) or 5.1(c) of the Existing Credit Agreement, as applicable, for the previous four fiscal quarters (adjustments to the Applicable LC Fee Percentage to become effective as of the first day of the month following receipt of the financial statements required under Section 5.1(a) or 5.1(c), as applicable):

Cash Flow Leverage Ratio	Applicable Fee Percentage
Less than or equal to 0.50	0.80%
Greater than 0.50 to 1.00 but less than or equal to 1.00 to 1.00	0.95%
Greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00	1.15%
Greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00	1.30%
Greater than 2.00 to 1.00	1.425%

Notwithstanding the foregoing, if the Borrowers have not furnished the financial statements and reports required under Section 5.1(a) or 5.1(c), as applicable, for any fiscal quarter by the required date, the Applicable LC Fee Percentage shall be calculated as if the Cash Flow Leverage Ratio as of the end of such fiscal quarter was greater than 2.00 to 1.00 for the period from the first day of the fiscal quarter first occurring after such required date until the first day of the month following the month in which such financial statements and reports are delivered.

“Applicable Lending Office”: For each Bank and for each type of Advance, the office of such Bank identified as such Bank’s Applicable Lending Office on the signature pages hereof or such other domestic or foreign office of such Bank (or of an Affiliate of such Bank) as such Bank may specify from time to time, by notice given pursuant to Section 9.4, to the Agent and the Borrowers as the office by which its Advances of such type are to be made and maintained.

“Applicable Margin”: The Applicable Margin set forth in the table below as in effect from time to time determined based on the Cash Flow Leverage Ratio calculated as of the end of the most recent fiscal quarter of the Borrowers for which the Borrowers have furnished the financial statements and reports required under Section 5.1(a) or 5.1(c) or under Section 5.1(a) or 5.1(c) of the Existing Credit Agreement, as applicable, for the previous four fiscal quarters (adjustments to the Applicable Margin to become effective as of the first day of the month following receipt of the financial statements required under Section 5.1(a) or 5.1(c), as applicable):

Cash Flow Leverage Ratio	Prime Rate Advances	Eurodollar Advances
Less than or equal to 0.50	0%	0.80%
Greater than 0.50 to 1.00 but
less than or equal to 1.00 to 1.00	0%	0.95%
Greater than 1.00 to 1.00 but
less than or equal to 1.50 to 1.00	0.125%	1.15%
Greater than 1.50 to 1.00 but
less than or equal to 2.00 to 1.00	0.25%	1.30%
Greater than 2.00 to 1.00	0.375%	1.425%

In the event the calculation of the Cash Flow Leverage Ratio as set forth above results in a change in the Applicable Margin, such change shall be applied only to existing Prime Rate Advances and Eurodollar Rate Advances made on or after the date of such change. Notwithstanding the foregoing, if the Borrowers have not furnished the financial statements and reports required under Section 5.1(a) or 5.1(c), as applicable, for any fiscal quarter by the required date, the Applicable Margin shall be calculated as if the Cash Flow Leverage Ratio as of the end of such fiscal quarter was greater than 2.00 to 1.00 for the period from the first day of the fiscal quarter first occurring after such required date until the first day of the month following the month in which such financial statements and reports are delivered

“Assignee”: As defined in Section 9.6(c).

“Assignment Agreement”: As defined in Section 9.6(c).

“Bank”: As defined in the opening paragraph hereof and any successor and assign thereto.

“Board”: The Board of Governors of the Federal Reserve System or any successor thereto.

“Borrowers”: As defined in the opening paragraph hereof.

“Borrowers’ Agent”: Cabela’s Incorporated, a Delaware corporation.

“Business Day”: Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which banks are permitted to be open in Minneapolis, Minnesota.

“Call Reports”: Consolidated Reports of Condition and Income for a Bank with Domestic Offices Only and Total Assets of Less Than $100 Million - FFIEC 034, as filed with the Federal Deposit Insurance Corporation or such other reports as may be required to be filed by WFB.

“Capital Expenditures”: For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a statement of cash flows for the Borrowers during such period, in respect of the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds.

“Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Cash Flow Leverage Ratio”: For any period of determination ending on a Measurement Date, the ratio of

(a)	Adjusted Coverage Indebtedness,

to

(b)	EBITDA for the twelve (12) month period ending on such Measurement Date.

“Change of Control”: The occurrence, after the Closing Date, of any of the following circumstances: (a) Cabela’s shall cease to own, directly or indirectly, 100% of the shares of each class of the voting stock or other equity interest of each other Borrower that has or has had total assets in excess of $5,000,000; or (b) any Person or two or more Persons (excluding current shareholders of Cabela’s as of the date of this Agreement as listed on Schedule 1.1 hereto and Affiliates of such shareholders) acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of Cabela’s (or other securities convertible into such securities) representing (i) 20% or more of the combined voting power of all securities of Cabela’s entitled to vote in the election of directors and (ii) a percentage of the combined voting power of all securities of Cabela’s entitled to vote in the election of directors which exceeds the percentage of the voting stock of Cabela’s owned by Richard N. Cabela and James W. Cabela as of the date of such acquisition; or (c) during any period of up to twelve consecutive months, whether commencing before or after the Closing Date, individuals who at the beginning of such twelve-month period were directors of Cabela’s ceasing for any reason to constitute a majority of the Board of Directors of Cabela’s (other than by reason of death, disability or scheduled retirement); or (d) any Person or two or more Persons (excluding current shareholders of Cabela’s as of the date of this Agreement as listed on Schedule 1.1 hereto and Affiliates of such shareholders) acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, control over securities of Cabela’s (or other securities convertible into such securities) representing (i) 20% or more of the combined voting power of all securities of Cabela’s entitled to vote in the election of directors and (ii) a percentage of the combined voting power of all securities of Cabela’s entitled to vote in the election of directors which exceeds the percentage of the voting stock of Cabela’s owned by Richard N. Cabela and James W. Cabela as of the date of such acquisition, contract or arrangement.

“Charges”: As defined in Section 9.19.

“Closing Date”: May 6, 2004.

“Code”: The Internal Revenue Code of 1986, as amended.

“Commercial Letter of Credit”: An import or commercial letter of credit issued by the LC Bank pursuant to this Agreement for the account of the Borrowers.

“Contingent Obligation”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Coverage Indebtedness”: With respect to any Person at the time of any determination, without duplication, all obligations of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as debt, but in any event including: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services with an original maturity of greater than one year, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, and (g) all Capitalized Lease Obligations of such Person.

“Current Assets”: As of any date, the current assets of the Borrowers and the Subsidiaries except WFB, determined on a consolidated basis, and on a first-in, first-out basis, in accordance with GAAP.

“Current Liabilities”: As of any date, the current liabilities of the Borrowers and the Subsidiaries except WFB, determined on a consolidated basis in accordance with GAAP.

“Default”: Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

“Defaulting Bank”: At any time, any Bank that, at such time (a) has failed to make a Revolving Loan or any Advances thereunder required pursuant to the terms of this Agreement, including the funding of any participation in accordance with the terms of this Agreement, (b) has failed to pay to the Agent or any Bank an amount owed by such Bank pursuant to the terms of this Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy, receivership or insolvency proceeding, or to a receiver, trustee or similar official.

“EBITDA”: For any period of determination, the net income of the Borrowers and the Subsidiaries before deductions for income taxes, Interest Expense, depreciation and amortization, all as determined on a consolidated basis in accordance with GAAP.

“EBITDAR”: For any period of determination, the net income of the Borrowers and the Subsidiaries before deductions for income taxes, Interest Expense, depreciation, amortization and Operating Lease Obligations, all as determined on a consolidated basis in accordance with GAAP.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which the Borrowers is a member and which is treated as a single employer under Section 414 of the Code.

“Eurodollar Business Day”: A Business Day which is also a day for trading by and between banks in United States dollar deposits in the London interbank Eurodollar market and a day on which banks are open for business in New York City.

“Eurodollar Rate”: With respect to each Interest Period applicable to a Eurodollar Rate Advance, the average offered rate for deposits in United States dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on Telerate page 3750 as of 11:00 AM, London time (or such other time as of which such rate appears) two Eurodollar Business Days prior to the first day of such Interest Period, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates at which United States dollar deposits are offered to the Agent in the interbank Eurodollar market at such time for delivery in Immediately Available Funds on the first day of such Interest Period in an amount approximately equal to the Advance by the Agent to which such Interest Period is to apply (rounded upward, if necessary, to the nearest 1/16 of 1%). “Telerate page 3750” means the display designated as such on the Telerate reporting system operated by Telerate System Incorporated (or such other page as may replace page 3750 for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits).

“Eurodollar Rate Advance”: An Advance with respect to which the interest rate is determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Reserve Percentage”: As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, in respect of “Eurocurrency Liabilities” as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default”: Any event described in Section 7.1.

“Existing Credit Agreement”: As defined in the Recitals.

“Federal Funds Rate”: For any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the first preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by the Agent.

“Fixed Charge Coverage Ratio”: For any period of determination ending on a Measurement Date, the ratio of

(a)	EBITDAR minus the sum of (i) any cash dividends, (ii) Capital Expenditures other than Capital Expenditures for real estate and economic development bonds and (iii) tax expenses of the Borrowers and the Subsidiaries paid in cash, in each case for the twelve month period ending on such Measurement Date, to

(b)	the sum of (i) Interest Expense, (ii) all required principal payments with respect to Coverage Indebtedness of the Borrowers and the Subsidiaries except WFB (including but not limited to all payments with respect to Capitalized Lease Obligations but excluding payments in respect of Revolving Loans), and (iii) Operating Lease Obligations of the Borrowers and the Subsidiaries except WFB, in each case for the twelve month period ending on such Measurement Date, in each case determined for said period in accordance with GAAP.

“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“Holding Account”: A deposit account belonging to the Agent for the benefit of the Banks into which the Borrowers may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Agent and not subject to withdrawal by the Borrowers, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon. The Holding Account shall be a money market savings account or substantial equivalent (or other appropriate investment medium as the Borrowers may from time to time request and to which the Agent in its reasonable discretion shall have consented) and shall bear interest in accordance with the terms of similar accounts held by the Agent for its customers.

“Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.

“Indebtedness”: With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate swap agreements, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option agreements and other similar contracts, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (k) all trade payables ninety (90) days overdue (except to the extent such trade payables are being contested in good faith by such Person), (l) all obligations of such Person under any equity security issued by such Person which ceases to be considered an equity interest in such Person, and (m) all Contingent Obligations of such Person.

“Interest Expense”: For any period of determination, the aggregate amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrowers or any Subsidiary except WFB, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

“Interest Period”: With respect to each Eurodollar Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three or six months thereafter, as the Borrowers may elect in the applicable notice of borrowing, continuation or conversion; provided that:

(a) Any Interest Period that would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the first preceding Eurodollar Business Day;

(b) Any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(c) Any Interest Period applicable to an Advance on a Revolving Loan that would otherwise end after the Revolving Commitment Ending Date shall end on the Revolving Commitment Ending Date.

(d) For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Investment”: The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“LC Bank”: USBNA with respect to Standby Letters of Credit, in its capacity as such issuer, or Wachovia Bank National Association with respect to Commercial Letters of Credit, in its capacity as such issuer, or from time to time, such successor Bank approved by the Borrowers and the Agent that issues a Standby Letter of Credit or Commercial Letter of Credit, as applicable, in its capacity as such issuer.

“Letter of Credit”: A Standby Letter of Credit or a Commercial Letter of Credit.

“Letter of Credit Fee”: As defined in Section 2.16(c).

“Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Loan”: A Revolving Loan or a Swing Line Loan.

“Loan Documents”: This Agreement and the Notes.

“Majority Banks”: At any time, Banks other than Defaulting Banks holding at least 51% of the aggregate unpaid principal amount of the Notes, excluding Notes held by Defaulting Banks or, if no Loans are at the time outstanding hereunder, Banks other than Defaulting Banks whose Total Percentages aggregate at least 51% (with Total Percentages being computed without reference to the Revolving Commitment Amounts of Defaulting Banks).

“Material Adverse Occurrence”: Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which could reasonably be expected to materially and adversely affect (a) the financial condition or operations of the Borrowers and the Subsidiaries on a consolidated basis, (b) the ability of the Borrowers and the Subsidiaries on a consolidated basis to perform their obligations under any Loan Document, or any writing executed pursuant thereto, (c) the validity or enforceability of the material obligations of any Borrower under any Loan Document, (d) the rights and remedies of the Banks or the Agent against any Borrower, (e) the timely payment of the principal of and interest on the Loans or other amounts payable by the Borrowers hereunder, or (f) the validity of the joint and several nature of the obligations of the Borrowers with respect to all of the Obligations.

“Material Contracts”: Any contract entered into by any Borrower or any Subsidiary where loss of such contract would constitute a Material Adverse Occurrence.

“Maximum Rate”: As defined in Section 9.19.

“Measurement Date”: The last day of each fiscal quarter of the Borrowers.

“Multiemployer Plan”: A multiemployer plan, as such term is defined in Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the

Closing Date, or at any time after the Closing Date) for employees of the Borrowers or any ERISA Affiliate.

“Net Cash Proceeds”: The gross cash proceeds received by any Borrower or any Subsidiary except WFB with respect to (a) any offering of capital stock or issuance of Indebtedness by the Borrower or Subsidiary or (b) any sale or other disposition by such Borrower or such Subsidiary of Investments, less all legal, underwriting and other fees and expenses incurred by such Borrower or such Subsidiary in connection therewith

“Note”: A Revolving Note or the Swing Line Note.

“Obligations”: The Borrowers’ obligations in respect of the due and punctual payment of principal and interest on the Notes and Unpaid Drawings when and as due, whether by acceleration or otherwise and all fees (including Revolving Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrowers under this Agreement or any other Loan Document, and all obligations to any Rate Protection Provider under any Rate Protection Agreement, in all cases whether now existing or hereafter arising or incurred.

“Operating Lease”: A lease of (or other agreement conveying the right to use) real or personal property that is not a Capitalized Lease.

“Operating Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under an Operating Lease.

“Other Taxes”: As defined in Section 2.26(b).

“PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Person”: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”: Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrowers or of any ERISA Affiliate.

“Prime Rate”: For any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate in effect for such day plus ½ of 1% or (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate.” The Agent may lend to its customers at rates that are at, above or below the Prime Rate. For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Prime Rate, such interest rate shall change as and when the Prime Rate shall change.

“Prime Rate Advance”: An Advance with respect to which the interest rate is determined by reference to the Prime Rate.

“Prohibited Transaction”: The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

“Rate Protection Agreement”: Any interest rate swap, cap or option agreement, or any other agreement pursuant to which any Borrower hedges interest rate risk with respect to a portion of the Obligations, entered into by any Borrower with a Rate Protection Provider.

“Rate Protection Obligations”: The liabilities, indebtedness and obligations of any Borrower, if any, to any Rate Protection Provider under a Rate Protection Agreement.

“Rate Protection Provider”: Any Bank, or any Affiliate of any Bank, that is any Borrower’s counterparty under any Rate Protection Agreement

“Regulatory Change”: Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

“Restricted Payments”: With respect to any Borrower and its Subsidiaries, collectively, all dividends or other distributions of any nature (cash, securities other than common stock of the Borrowers, assets or otherwise), and all payments on any class of equity securities (including warrants, options or rights therefor) issued by the Borrowers, whether such securities are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly, but excluding repurchases of stock from employees acquiring shares pursuant to stock options.

“Revolving Commitment”: With respect to a Bank, the agreement of such Bank to make Revolving Loans to the Borrowers in an aggregate principal amount outstanding at any time not to exceed such Bank’s Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

“Revolving Commitment Amount”: With respect to a Bank, initially the amount set opposite such Bank’s name on the signature page hereof as its Revolving Commitment Amount, but as the same may be reduced from time to time pursuant to Section 2.14.

“Revolving Commitment Ending Date”: June 30, 2007.

“Revolving Commitment Fees”: As defined in Section 2.16.

“Revolving Loan”: As defined in Section 2.1.

“Revolving Loan Date”: The date of the making of any Revolving Loans hereunder.

“Revolving Note”: A promissory note of the Borrowers in the form of Exhibit A-1.

“Revolving Outstandings”: As to any Bank at any date, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans made by such Bank then outstanding, (b) such Bank’s pro rata share of outstanding Swing Line Loans, (c) such Bank’s participation in the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date, and (d) such Bank’s participation in the aggregate amount of Unpaid Drawings on such date.

“Revolving Percentage”: With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the Revolving Commitment Amount of such Bank and the denominator of which is the Aggregate Revolving Commitment Amounts.

“Standby Letter of Credit”: An irrevocable standby letter of credit issued by the LC Bank pursuant to this Agreement for the account of the Borrowers.

“Subordinated Debt”: Any Indebtedness of the Borrowers, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that Majority Banks have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of the Borrowers existing on the date of this Agreement, that Majority Banks have approved as Subordinated Debt in a writing delivered by Majority Banks to the Borrowers’ Agent on or prior to the Closing Date.

“Subsidiary”: Any corporation or other entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by any Borrower either directly or through one or more Subsidiaries.

“Supermajority Banks”: At any time, Banks other than Defaulting Banks holding at least 66.67% of the aggregate unpaid principal amount of the Notes, excluding Notes held by Defaulting Banks or, if no Loans are at the time outstanding hereunder, Banks other than Defaulting Banks whose Total Percentages aggregate at least 66.67% (with Total Percentages being computed without reference to the Revolving Commitment Amounts of Defaulting Banks).

“Swing Line Bank”: USBNA, or any other Bank to whom the Swing Line Commitment is assigned pursuant to the terms of Section 9.6.

“Swing Line Commitment”: The sum of Ten Million and No/100 Dollars ($10,000,000), as such amount may be reduced pursuant to Section 2.3(e).

“Swing Line Conversion Date”: As defined in Section 2.3(c).

“Swing Line Default Payment Date”: As defined in Section 2.3(f).

“Swing Line Loans”: As defined in Section 2.3(a).

“Swing Line Note”: A promissory note of the Borrowers in the form of Exhibit A-2.

“Tangible Net Worth”: As of any date of determination, the sum of the amounts set forth on the balance sheet of the Borrowers and all Subsidiaries as the sum of the common stock, preferred stock, additional paid-in capital and retained earnings of the Borrowers and all Subsidiaries (excluding treasury stock), less the book value of all intangible assets of the Borrowers and all Subsidiaries, including all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expenses and the excess of the purchase price of the assets of any business acquired by the Borrowers and all Subsidiaries (but in any case excluding all assets of the Borrowers and all Subsidiaries that are amortized for less than one year) over the book value of such assets.

“Taxes”: As defined in Section 2.26(a).

“Termination Date”: The earliest of (a) the Revolving Commitment Ending Date, (b) the date on which the Revolving Commitments are terminated pursuant to Section 7.2 hereof or (c) the date on which the Revolving Commitment Amounts are reduced to zero pursuant to Section 2.14 hereof.

“Total Letter of Credit Commitment Amount”: One Hundred Million and No/100 Dollars ($100,000,000) in the aggregate, inclusive of any Unpaid Drawings.

“Total Percentage”: With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the sum of the Revolving Commitment Amount of such Bank and the denominator of which is the sum of the Revolving Commitment Amounts of all the Banks.

“Total Revolving Outstandings”: At any time, the aggregate amount of the Banks’ Revolving Outstandings.

“U.S. Taxes”: As defined in Section 2.26(f).

“Unpaid Drawing”: As defined in Section 2.12.

“Unused Revolving Commitment”: With respect to any Bank as of any date of determination, the amount by which such Bank’s Revolving Commitment Amount exceeds such Bank’s Revolving Percentage of the Total Revolving Outstandings on such date.

“USBNA”: U.S. Bank National Association in its capacity as one of the Banks hereunder.

“Wells Fargo Revolving Credit”: The extension of credit pursuant to the revolving loan agreement between Wells Fargo Bank Nebraska, N.A. and WFB dated as of October 9, 2001.

“WFB”: World’s Foremost Bank, a state chartered bank, and a Subsidiary of Cabela’s.

Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrowers and Majority Banks agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”. Unless otherwise specified, the word “month” shall refer to a calendar month and the word “quarter” shall refer to a calendar quarter.

Section 1.4 Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Majority Banks, and shall survive any termination of such other agreements until the obligations of the Borrowers under this Agreement and the Notes are irrevocably paid in full, all Letters of Credit have expired without renewal or been returned to the Agent, and the commitments of any Bank to advance funds to any Borrower are terminated.

ARTICLE II

TERMS OF THE CREDIT FACILITIES

Part A — Terms of Lending

Section 2.1 Revolving Credit. On the terms and subject to the conditions hereof, each Bank severally agrees to make a revolving credit facility available as loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers, jointly and severally, on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrowers may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount which, after giving effect thereto, would cause the Total Revolving Outstandings to exceed the Aggregate Revolving Commitment Amounts. Revolving Loans hereunder shall be made by the several Banks ratably in the proportion of their respective Revolving Commitments Amounts. Revolving Loans may be obtained and maintained, at the election of the Borrowers’ Agent but subject to the limitations hereof, as Prime Rate Advances or Eurodollar Rate Advances; provided, however, that no more than ten (10) Eurodollar Rate Advances in respect of the Revolving Loans may be outstanding at any one time.

Section 2.2 Procedure for Revolving Loans. Any request by the Borrowers’ Agent for Revolving Loans hereunder shall be in writing or by telephone and must be given so as to be received by the Agent not later than 11:00 a.m. (Minneapolis time) two Eurodollar Business Days prior to the requested Revolving Loan Date if the Revolving Loans (or any portion thereof) are requested as Eurodollar Rate Advances and not later than 11:00 a.m. (Minneapolis time) on the requested Revolving Loan Date if the Revolving Loans are requested as Prime Rate Advances. Each request for Revolving Loans hereunder shall be irrevocable and shall be deemed a representation by the Borrowers that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loans the applicable conditions specified in Article III have been and will be satisfied. Each request for Revolving Loans hereunder shall specify (i) the requested Revolving Loan Date, (ii) the aggregate amount of Revolving Loans to be made on such date which shall be in a minimum amount of $1,000,000 and integral multiples of $500,000 for amounts greater than such minimum (or an aggregate principal amount equal to the remaining balance of the available Commitments or the outstanding principal balance of the Swing Line Loans being repaid from a Borrowing on a Swing Line Conversion Date) or, if more, an integral multiple thereof, (iii) whether such Revolving Loans are to be funded as Prime Rate Advances or Eurodollar Rate Advances (and, if such Revolving Loans are to be made with more than one applicable interest rate choice, specifying the amount to which each interest rate choice is applicable), and (iv) in the case of Eurodollar Rate Advances, the duration of the initial Interest Period applicable thereto. The Agent may rely on any telephone request by the Borrowers’ Agent for Revolving Loans hereunder which it believes in good faith to be genuine; and the Borrowers hereby waive the right to dispute the Agent’s record of the terms of such telephone request. The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank’s ratable share of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Agent in Immediately Available Funds not later than 1:00 p.m. Minneapolis time. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make available to the Borrowers at the Agent’s principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 4:00 p.m. (Minneapolis time) on the requested Revolving Loan Date the amount of the requested Revolving Loans. If the Agent has made a Revolving Loan to the Borrowers on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Revolving Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan (provided, however, that the Agent shall not make any Revolving Loan on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Revolving Loan). If the Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate (or rates) then applicable to the such Revolving Loan, on demand, from the Borrowers, without prejudice to the Agent’s and the Borrowers’s rights against such Bank. If such Bank pays the Agent the amount herein required with interest at the overnight Federal Funds rate before the Agent has recovered from the Borrowers, such Bank shall be entitled to the interest payable by the Borrowers with respect to the Revolving Loan in question accruing from the date the Agent made such Revolving Loan.

Section 2.3 Swing Line Loans. (a) On the terms and subject to the conditions hereof, the Swing Line Bank agrees to lend to the Borrowers from time to time during the period from the Closing Date to but not including the Termination Date, such sums (the “Swing Line Loans”) as the Borrowers’ Agent may request in the aggregate up to the amount of the Swing Line Commitment, provided, that

(i) at no time shall the sum of (A) the Total Revolving Outstandings plus (B) the outstanding principal amount of the Swing Line Loans exceed the Aggregate Revolving Commitment Amounts,

(ii) the aggregate outstanding Swing Line Loans shall at no time exceed the Swing Line Commitment, and

(iii) Swing Line Loans may be obtained and maintained, at the election of the Borrowers’ Agent but subject to the limitations hereof, as Prime Rate Advances or Alternate Advances.

(b) Any request by the Borrowers’ Agent for a Swing Line Loan hereunder shall be in writing or by telephone and must be given so as to be received by the Swing Line Bank not later than 11:00 a.m. (Minneapolis time) on the Business Day such Swing Line Loan is to be made, specifying in each case (1) the amount to be borrowed, which shall be in a minimum amount of $100,000 and integral multiples of $50,000 for amounts greater than such minimum, (2) the requested borrowing date, and (3) whether such Swing Line Loan is to be funded as a Prime Rate Advance or an Alternate Advance. Each request for a Swing Line Loan hereunder shall be irrevocable and shall be deemed a representation by the Borrowers that on the requested borrowing date and after giving effect to the requested Swing Line Loan the applicable conditions specified in Article III have been and will be satisfied. The Swing Line Bank may rely on any telephone request for Swing Line Loans by the Borrowers’ Agent hereunder which it believes in good faith to be genuine; and the Borrowers hereby waive the right to dispute the Swing Line Bank’s record of the terms of such telephone request. Unless the Swing Line Bank determines that any applicable condition specified in Article III has not been satisfied, the Swing Line Bank will make available to the Borrowers at the Swing Line Bank’s principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 3:00 p.m. (Minneapolis time) on the requested borrowing date the amount of the requested Swing Line Loan.

(c) Swing Line Loans may be repaid, prepaid and reborrowed hereunder from the Closing Date to the Termination Date. The Borrowers’ Agent shall, prior to 11:00 a.m. (Minneapolis time), on each date on which it intends to repay a Swing Line Loan (each, a “Swing Line Conversion Date”) give notice to the Agent requesting a Prime Rate Advance in an aggregate amount equal to the principal amount of all outstanding Swing Line Loans outstanding as of the end of the immediately preceding day (other than Swing Line Loans that are to be prepaid on such Swing Line Conversion Date with funds of the Borrowers or from the proceeds of a Eurodollar Rate Advance for which notice was given to the Agent no later than 11:00 a.m. (Minneapolis time) at least two Eurodollar Business Days prior to such Swing Line Conversion Date but including any Swing Line Loans funded as Alternate Advances) and, subject to satisfaction or waiver of the conditions specified in Article III, the Banks shall, on the Swing Line Conversion Date, make a Prime Rate Advance (and/or Eurodollar Rate Advance, as the case may be) in an aggregate amount equal to the principal amount of all outstanding Swing Line Loans as of the end of the immediately preceding day, the proceeds of which shall be applied directly by the Agent to repay the Swing Line Bank for Swing Line Loans outstanding (less the amount of any Swing Line Loans that are to be repaid on such Swing Line Conversion Date from funds of the Borrowers); provided, however, that if for any reason the proceeds of any such Advance(s) or such other funds of the Borrowers are not received by the Swing Line Bank on a Swing Line Conversion Date in an aggregate amount equal to the principal amount of all outstanding Swing Line Loans as of the end of the immediately preceding day, the Borrowers shall reimburse the Swing Line Bank on the Business Day immediately following such Swing Line Conversion Date, in Immediately Available Funds, in an amount equal to the excess of the principal amount of all Swing Line Loans outstanding on the day immediately preceding such Swing Line Conversion Date over the aggregate amount of such Advance(s), if any, received.

(d) In the event that the Swing Line Loans outstanding as of the end of the day immediately preceding the Termination Date are not repaid on the Termination Date, each Bank shall be deemed to have purchased participating interests in the Swing Line Loans existing as of the Termination Date in an amount equal to the amount of such Swing Line Loans multiplied by such Bank’s Revolving Percentage. The Agent shall promptly notify each Bank of the unpaid amount of the Swing Line Loans and of such

Bank’s respective participation therein. Each Bank shall make available to the Agent for payment to the Swing Line Bank an amount equal to its respective participation therein (including without limitation its pro rata share of accrued but unpaid interest thereon), in same day funds, at the office of the Agent specified in such notice, not later than 11:00 a.m. (Minneapolis time), on the Business Day after the date the Agent so notifies each Bank. In the event that any Bank fails to make available to the Agent the amount of such Bank’s participation in such unpaid amount as provided herein, the Swing Line Bank shall be entitled to recover such amount on demand from such Bank together with interest thereon at a rate per annum equal to the Federal Funds Rate for each day during the period between the Termination Date and the date on which such Bank makes available its participation in such unpaid amount. The failure of any Bank to make available to the Agent its pro rata share of any such unpaid amount shall not relieve any other Bank of its obligations hereunder to make available to the Agent its pro rata share of such unpaid amount on the Termination Date. The Agent shall distribute to each Bank which has paid all amounts payable by it under this Section 2.3(d) with respect to the unpaid amount of any Swing Line Loan, such Bank’s pro rata share of all payments received by the Agent from the Borrower in repayment of such Swing Line Loan when such payments are received. Notwithstanding anything to the contrary herein, each Bank which has paid all amounts payable by it under this Section 2.3(d) shall have a direct right to repayment of such amounts from the Borrowers subject to the procedures for repaying Banks set forth in this Section 2.3.

(e) In the event the Revolving Commitments are terminated in accordance with Section 2.14, the Swing Line Commitment shall terminate automatically. In the event the Borrowers reduce the Aggregate Revolving Commitment Amounts to less than the Swing Line Commitment, the Swing Line Commitment shall immediately be reduced to an amount equal to the Aggregate Revolving Commitment Amounts. In the event the Borrowers reduces the Aggregate Revolving Commitment Amounts to less than the outstanding Swing Line Loans, the Borrowers shall immediately repay the amount by which the outstanding Swing Line Loans exceed the Swing Line Commitment as so reduced.

(f) Upon the occurrence of any Event of Default, each Swing Line Loan then outstanding shall automatically be converted to a Revolving Loan (which shall be a Prime Rate Advance) in an aggregate amount equal to the principal amount of all outstanding Swing Line Loans outstanding as of the end of the immediately preceding day. Each Bank shall be deemed to have purchased participating interests in such Revolving Loan in an amount equal to the amount of such Revolving Loan multiplied by such Bank’s Revolving Percentage. The Agent shall promptly notify each Bank of the unpaid amount of the Swing Line Loans and of such Bank’s respective participation in the Revolving Loan. Each Bank shall make available to the Agent for payment to the Swing Line Bank an amount equal to its respective participation therein (including without limitation its pro rata share of accrued but unpaid interest thereon), in same day funds, at the office of the Agent specified in such notice, not later than 11:00 a.m.

(Minneapolis time), on the Business Day after the date the Agent so notifies each Bank. In the event that any Bank fails to make available to the Agent the amount of such Bank’s participation in such unpaid amount on such date (the “Swing Line Default Payment Date”) as provided herein, the Swing Line Bank shall be entitled to recover such amount on demand from such Bank together with interest thereon at a rate per annum equal to the Federal Funds Rate for each day during the period between the Swing Line Default Payment Date and the date on which such Bank makes available its participation in such unpaid amount. The failure of any Bank to make available to the Agent its pro rata share of any such unpaid amount shall not relieve any other Bank of its obligations hereunder to make available to the Agent its pro rata share of such unpaid amount on the Swing Line Default Payment Date. The Agent shall distribute to each Bank which has paid all amounts payable by it under this Section 2.3(f) with respect to the unpaid amount of any converted Swing Line Loan, such Bank’s pro rata share of all payments received by the Agent from the Borrower in repayment of such converted Swing Line Loan when such payments are received. Notwithstanding anything to the contrary herein, each Bank which has paid all amounts payable by it under this Section 2.3(f) shall have a direct right to repayment of such amounts from the Borrowers subject to the procedures for repaying Banks set forth in this Section 2.3.

(g) Each Bank’s obligation to purchase participating interests pursuant to Section 2.3(d) and Section 2.3(f) in the amount required under such section shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against any other Bank or the Borrowers, or the Borrowers may have against any Bank or any other Person, as the case may be, for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers; (iv) any breach of this Agreement by any party hereto; (v) the failure to satisfy any condition to the making of any Loan hereunder; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.4 Notes. The Revolving Loans of each Bank shall be evidenced by a single Revolving Note payable to the order of such Bank in a principal amount equal to such Bank’s Revolving Commitment Amount originally in effect. The Swing Line Loans shall be evidenced by a single Swing Line Note payable to the order of the Swing Line Bank in the principal amount of the Swing Line Commitment originally in effect. Upon receipt of each Bank’s Notes from the Borrowers, the Agent shall mail such Notes to such Bank. Each Bank shall enter in its ledgers and records the amount of each Revolving Loan, the various Advances made, converted or continued and the payments made thereon, and each Bank is authorized by the Borrowers to enter on a schedule attached to its Revolving Note, as appropriate, a record of such Revolving Loans, Advances and payments; provided, however that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrowers hereunder and on the Notes, and, in all events, the principal amounts owing by the

Borrowers in respect of the Revolving Notes shall be the aggregate amount of all Revolving Loans made by the Banks less all payments of principal thereof made by the Borrowers.

Section 2.5 Conversions and Continuations. On the terms and subject to the limitations hereof, the Borrowers shall have the option at any time and from time to time to convert all or any portion of the Advances into Prime Rate Advances or Eurodollar Rate Advances, or to continue a Eurodollar Rate Advance as such; provided, however that a Eurodollar Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto and no Advance may be converted to or continued as a Eurodollar Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, Eurodollar Rate Advances only in integral multiples, as to the aggregate amount of the Advances of all Banks so converted or continued, of $500,000. The Borrowers’ Agent shall give the Agent written notice of any continuation or conversion of any Advances and such notice must be given so as to be received by the Agent not later than 11:00 a.m. (Minneapolis time) two Eurodollar Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, Eurodollar Rate Advances and on the date of the requested conversion to Prime Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of Eurodollar Rate Advances, and (ii) a Eurodollar Business Day in the case of continuations as or conversions to Eurodollar Rate Advances and a Business Day in the case of conversions to Prime Rate Advances), and (c) in the case of conversions to or continuations as Eurodollar Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrowers’ Agent under this Section shall be irrevocable. If the Borrowers’ Agent shall fail to notify the Agent of the continuation of any Eurodollar Rate Advances within the time required by this Section, at the option of the Agent, such Advances shall, on the last day of the Interest Period applicable thereto, (y) automatically be continued as Eurodollar Rate Advances with the same Interest Period or (z) automatically be converted into Prime Rate Advances. All conversions and continuation of Advances must be made uniformly and ratably among the Banks.

Section 2.6 Interest Rates, Interest Payments and Default Interest.

(a) The Revolving Loans. Interest shall accrue and be payable on the Revolving Loans as follows:

(i) Subject to paragraph (iii) below, each Eurodollar Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted Eurodollar Rate for such Interest Period, plus (B) the Applicable Margin.

(ii) Subject to paragraph (iii) below, each Prime Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Prime Rate, plus (B) the Applicable Margin.

(iii) Upon the occurrence of any Event of Default, each Advance shall, at the option of the Majority Banks, bear interest until paid in full at a rate per annum equal to the higher of (A) the rate applicable to such Advance but for the provisions of this clause (iii) plus 2.0% and (B) the Prime Rate plus 2.0%.

(iv) Interest shall be payable (A) with respect to each Eurodollar Rate Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (B) with respect to any Eurodollar Rate Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (C) with respect to any Prime Rate Advance, on the last day of each month; (D) upon any permitted prepayment of a Eurodollar Rate Advance (on the amount prepaid); (E) with respect to all Advances, on the Termination Date; provided that interest under paragraph (a)(iii) of this Section shall be payable on demand.

(b) Swing Line Loans. Interest shall accrue and be payable on the Swing Line Loans as follows:

(i) Each Prime Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Prime Rate, plus (B) the Applicable Margin.

(ii) Each Alternate Advance shall bear interest on the unpaid principal amount thereof at a rate per annum quoted from time to time by the Swing Line Bank and agreed to by the Borrowers’ Agent.

(iii) Interest shall be payable with respect to any Swing Line Loan (A) on the last day of each month; (B) upon any permitted prepayment of an Alternate Advance (on the amount prepaid); and (C) on the Termination Date; provided that interest under paragraph (b)(iii) of this Section shall be payable on demand.

Section 2.7 Repayment and Mandatory Prepayment.

(a) Repayment Terms. The unpaid principal balance of all Revolving Notes, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

(b) Pay Down of Revolving Loans. In addition to all other payments upon the Revolving Loans required by this Agreement, the Borrowers shall cause the aggregate unpaid principal balance of Revolving Outstandings to be reduced to zero for a period of not less than thirty (30) consecutive days during each twelve-month period beginning on July 1 of each year commencing with the period from July 1, 2004 to June 30, 2005.

(c) Other Mandatory Prepayments.

(i) If at any time Total Revolving Outstandings exceed the Aggregate Revolving Commitment Amounts, the Borrowers shall immediately repay to the Agent for the account of the Banks the amount of such excess. Any such payments shall be applied first against Prime Rate Advances, then to Alternate Advances and then to Eurodollar Rate Advances in order starting with the Eurodollar Rate Advances having the shortest time to the end of the applicable Interest Period. If, after payment of all outstanding Advances, the Total Revolving Outstandings still exceed the Aggregate Revolving Commitment Amounts, the remaining amount paid by the Borrowers shall be placed in the Holding Account.

(ii) The Borrowers shall make mandatory principal prepayments of the Revolving Loans in the manner set forth in Section 8.10 in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any offering of capital stock or other equity interest greater than $10,000,000 by any Borrower or any Subsidiary on the third (3rd) Business Day following receipt by any Borrower or any Subsidiary of such Net Cash Proceeds. This provision shall not be deemed to permit any Investment by any Borrower or any Subsidiary not otherwise permitted hereunder.

Section 2.8 Optional Prepayments. The Borrowers may prepay Prime Rate Advances and Alternate Advances, in whole or in part, at any time, without premium or penalty. The Borrowers may prepay Eurodollar Rate Advances, in whole or in part, at any time; provided that, upon such prepayment, the Borrowers shall pay to the Banks the amounts, if any, required pursuant to Section 2.25. Any prepayment shall be accompanied by accrued and unpaid interest on the amount prepaid and be made by the Borrowers not later than 11:00 a.m. (Minneapolis time) on the date the Borrowers wish such prepayment to become effective. Each partial prepayment shall be in an aggregate minimum amount for all the Banks of $1,000,000 and integral multiples of $500,000 for amounts greater than such minimum. Except upon an acceleration following an Event of Default or upon termination of the Revolving Commitments in whole, the Borrowers may pay Eurodollar Rate Advances only on the last day of the Interest Period applicable thereto. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitments in whole) or prepaid on Advances on the Revolving Loans under this Section may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts paid or prepaid on the Revolving Loans under this Section shall be for the account of each Bank in proportion to its share of outstanding Revolving Loans.

Part B — Terms of the Letter of Credit Facility

Section 2.9 Letters of Credit. Upon the terms and subject to the conditions of this Agreement, the LC Bank agrees to issue Letters of Credit for the account of the Borrowers from time to time between the Closing Date and the Termination Date in such amounts as the

Borrowers’ Agent shall request up to an aggregate amount at any time outstanding not exceeding the Total Letter of Credit Commitment Amount; provided that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause Total Revolving Outstandings to exceed the Aggregate Revolving Commitment Amounts. Notwithstanding any provision herein to the contrary, each letter of credit issued pursuant to the Existing Credit Agreement that is currently outstanding and identified on Schedule 2.9 hereto shall constitute a Letter of Credit hereunder.

Section 2.10 Procedures for Letters of Credit. Each request for a Letter of Credit shall be made by the Borrowers’ Agent in writing, by telex, facsimile transmission or electronic conveyance received by the LC Bank and the Agent by 11:00 a.m. (Minneapolis time) on a Business Day which is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day). Each request for a Letter of Credit shall be deemed a representation by the Borrowers that on the date of issuance of such Letter of Credit and after giving effect thereto the conditions specified in Article III have been and will be satisfied. The LC Bank may require that such request be made on such letter of credit application and reimbursement agreement form as the LC Bank may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrowers’ Agent making such request. The LC Bank shall promptly notify the Agent and other Banks of the receipt of the request and the matters specified therein. On the date of each issuance of a Letter of Credit the LC Bank shall send notice to the other Banks of such issuance, accompanied by a copy of the Letter or Letters of Credit so issued.

Section 2.11 Terms of Letters of Credit. Letters of Credit shall be issued in support of obligations of the Borrowers. All Letters of Credit must expire not later than 364 days from the date of issuance (subject to renewal). As to each Letter of Credit that will be outstanding as of the Revolving Commitment Ending Date or as of the termination of the Commitments pursuant to Section 2.14, no further renewal of any such Letter of Credit shall occur, and the Borrower shall provide prior to the issuance of such Letter of Credit, (i) cash collateral in an amount reasonably satisfactory to the LC Bank, or (ii) one or more irrevocable letters of credit in form and substance, and issued by a bank, reasonably satisfactory to the LC Bank pursuant to which the LC Bank is entitled to recover the maximum amount at any time payable under such Letter of Credit, plus all costs and fees then or thereafter payable with respect to such Letter of Credit under the terms of this Agreement.

Section 2.12 Agreement to Repay Letter of Credit Drawings. If the LC Bank has received documents purporting to draw under a Letter of Credit that the LC Bank believes conform to the requirements of the Letter of Credit, or if the LC Bank has decided that it will comply with the Borrowers’ Agent’s written or oral request or authorization to pay a drawing on any Letter of Credit that the LC Bank does not believe conforms to the requirements of the Letter of Credit, it will notify the Borrowers’ Agent of that fact. The Borrowers shall reimburse the LC Bank by 9:30 a.m. (Minneapolis time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any amount by which the Borrowers have failed to reimburse the LC Bank for the full amount of such drawing by 10:00 a.m. on the date on which the LC Bank in its notice indicated that it would pay such drawing, until reimbursed from the proceeds of Loans pursuant to Section 2.15 or out of funds available in the Holding Account, is an “Unpaid Drawing.”

Section 2.13 Obligations Absolute. The obligation of the Borrowers under Section 2.12 to repay the LC Bank for any amount drawn on any Letter of Credit and to repay the Banks for any Revolving Loans made under Section 2.15 to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(a) Any lack of validity or enforceability of any Letter of Credit;

(b) The existence of any claim, setoff, defense or other right which the Borrowers may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the LC Bank or any Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

(c) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the LC Bank nor any Bank nor officers, directors or employees of any thereof shall be liable or responsible for, and the obligations of the Borrowers to the LC Bank and the Banks shall not be impaired by:

(i) The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

(ii) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) The acceptance by the LC Bank of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(iv) Any other action of the LC Bank in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

Notwithstanding the foregoing, the Borrowers shall have a claim against the LC Bank, and the LC Bank shall be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrowers which the Borrowers prove were caused by the LC Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

Part C — General

Section 2.14 Optional Reduction of Revolving Commitment Amounts or Termination of Revolving Commitments. The Borrowers may, at any time, upon not less than three (3) Business Days prior written notice to the Agent from the Borrowers’ Agent, reduce the Revolving Commitment Amounts, ratably, with any such reduction in a minimum aggregate amount for all the Banks of $5,000,000, or, if more, in an integral multiple of $1,000,000; provided, however, that the Borrowers may not at any time reduce the Aggregate Revolving Commitment Amounts below the Total Revolving Outstandings. The Borrowers may, at any time when there are no Letters of Credit outstanding, upon not less than three (3) Business Days prior written notice to the Agent from the Borrowers’ Agent, terminate the Revolving Commitments in their entirety. Upon termination of the Revolving Commitments pursuant to this Section, the Swing Line Commitment shall terminate automatically and the Borrowers shall pay to the Agent for the account of the Banks the full amount of all outstanding Advances for Revolving Loans and Swing Line Loans, all accrued and unpaid interest thereon, all unpaid Revolving Commitment Fees accrued to the date of such termination, any indemnities payable with respect to Advances pursuant to Section 2.24 and all other unpaid Obligations of the Borrowers to the Agent and the Banks hereunder.

Section 2.15 Loans to Cover Unpaid Drawings. Whenever any Unpaid Drawing exists for which there are not then funds in the Holding Account to cover the same, the Agent shall give the other Banks notice to that effect, specifying the amount thereof, in which event each Bank is authorized (and the Borrowers do here so authorize each Bank) to, and shall, make a Revolving Loan (as a Prime Rate Advance) to the Borrowers in an amount equal to such Bank’s Revolving Percentage of the amount of the Unpaid Drawing. The Agent shall notify each Bank by 11:00 a.m. (Minneapolis time) on the date such Unpaid Drawing occurs of the amount of the Revolving Loan to be made by such Bank. Notices received after such time shall be deemed to have been received on the next Business Day. Each Bank shall then make such Revolving Loans (regardless of noncompliance with the applicable conditions precedent specified in Article III hereof and regardless of whether an Event of Default then exists) and each Bank shall provide the Agent with the proceeds of such Revolving Loan in Immediately Available Funds, at the office of the Agent, not later than 2:00 p.m. (Minneapolis time) on the day on which such Bank received such notice (or, in the case of notices received after 11:00 a.m., Minneapolis time, is deemed to have received such notice). The Agent shall apply the proceeds of such Revolving Loans directly to reimburse the LC Bank for such Unpaid Drawing. If any portion of any such amount paid to the Agent should be recovered by or on behalf of the Borrowers from the LC Bank in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared between and among the Banks in the manner contemplated by Section 8.10 hereof. If at the time the Banks make funds available to the Agent pursuant to the provisions of this Section, the applicable conditions precedent specified in Article III shall not have been satisfied, the Borrowers shall pay to the Agent for the account of the Banks interest on the funds so advanced at a floating rate per annum equal to the sum of the Prime Rate plus the Applicable Margin for Prime Rate Advances plus two percent (2.00%). If for any reason any Bank is unable to make a Revolving Loan to the Borrowers to reimburse the LC Bank for an Unpaid Drawing, then such Bank shall immediately purchase from the LC Bank a risk participation in such Unpaid Drawing, at par, in an amount equal to such Bank’s Revolving Percentage of the Unpaid Drawing.

Section 2.16 Fees.

(a) Revolving Commitment Fee. The Borrowers shall pay to the Agent for the account of each Bank fees (the “Revolving Commitment Fees”) in an amount equal to the product of (i) the Applicable Fee Percentage times (ii) the average daily Unused Revolving Commitment (but excluding the Swing Line Commitment, Commercial Letters of Credit and Standby Letters of Credit) of such Bank as of the last day of each quarter. Such Revolving Commitment Fees are payable in arrears quarterly on the last day of each quarter and on the Termination Date.

(b) Agency Fee. The Borrowers shall pay to the Agent the fees set forth in the separate letter agreement dated as of the date hereof between the Agent and the Borrowers’ Agent. Such fees shall be paid on the Closing Date and at such other times as may be required pursuant to the terms of such letter agreement.

(c) Standby Letter of Credit Fees. For each Standby Letter of Credit issued, the Borrowers shall pay to the Agent for the account of the Banks a fee (the “Letter of Credit Fee”) in an amount equal to the product of (i) the Applicable LC Fee Percentage multiplied by (ii) the amount available to be drawn under such Standby Letter of Credit from time to time for the period from the date of issuance of such Standby Letter of Credit to the expiration of such Standby Letter of Credit. Such fee shall be payable in arrears quarterly on the last day of each quarter, commencing with the first such date after the issuance of such Standby Letter of Credit, and on the expiration date of such Standby Letter of Credit. In addition to the Letter of Credit Fee, the Borrowers shall pay to the LC Bank, on demand, all issuance, amendment, drawing and other fees regularly charged by the LC Bank to its letter of credit customers and all out-of-pocket expenses incurred by the LC Bank in connection with the issuance, amendment, administration or payment of any Letter of Credit.

(d) Commercial Letter of Credit Fees. For each Commercial Letter of Credit issued, the Borrowers shall pay to the LC Bank an amount agreed upon by the LC Bank and the Borrowers.

Section 2.17 Computation. Computation of interest on Prime Rate Advances shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of actual days elapsed and a year of 360 days.

Section 2.18 Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Agent or the Banks shall be made without setoff or counterclaim in Immediately Available Funds not later than 9:30 a.m. (Minneapolis time) on the dates called for under this Agreement and the Notes to the Agent at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Business Day. The Agent will promptly distribute in like funds to each Bank its ratable share of each such payment of principal, interest and fees received by the Agent for the account of the Banks. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment; provided, however, that if such extension would cause payment of interest on or principal of a Eurodollar Rate Advance to be made in the next following calendar month, such payment shall be made on the first preceding Business Day.

Section 2.19 Use of Loan Proceeds. The proceeds of the Revolving Loans shall be used for the Borrowers’ general business purposes, including working capital support, in a manner not in conflict with any of the Borrowers’ covenants in this Agreement, and to (i) refinance Swing Line Loans as provided in subsection 2.3(c) and (ii) pay off Unpaid Drawings as provided in subsection 2.15.

Section 2.20 Interest Rate Not Ascertainable, Etc. If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period for any Eurodollar Rate Advance, any Bank determines (which determination shall be conclusive and binding, absent error) that:

(a) deposits in dollars (in the applicable amount) are not being made available to such Bank in the relevant market for such Interest Period, or

(b) the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to such Bank of funding or maintaining Eurodollar Rate Advances for such Interest Period,

such Bank shall forthwith give notice to the Borrowers’ Agent and the other Banks of such determination, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until such Bank notifies the Borrowers’ Agent and the Agent that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by such Bank shall be made as Prime Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Eurodollar Rate Advance outstanding at the time such suspension is imposed.

Section 2.21 Increased Cost. If any Regulatory Change:

(a) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Eurodollar Rate Advances, its Notes or its obligation to make Eurodollar Rate Advances or shall change the basis of taxation of payment to any Bank (or its Applicable Lending Office) of the principal of or interest on its Eurodollar Rate Advances or any other amounts due under this Agreement in respect of its Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank’s principal office or Applicable Lending Office is located); or

(b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Eurodollar Rate Advance any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank’s Applicable Lending Office or against Letters of Credit issued by the Agent or shall impose on any Bank (or its Applicable Lending Office) or the interbank Eurodollar market any other condition affecting its Eurodollar Rate Advances, its Notes or its obligation to make Eurodollar Rate Advances or affecting any Letter of Credit;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Eurodollar Rate Advance or issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes, then, within 30 days after demand by such Bank (with a copy to the Agent), the Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify the Borrowers’ Agent and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice; provided, however, that to the extent such additional amounts accrue during such period due to the retroactive effect of the applicable Regulatory Change promulgated during the period prior to the Borrowers’ Agent’s receipt of such notice, the limitation set forth in this sentence shall not apply. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, any Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Bank’s rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.

Section 2.22 Illegality. If any Regulatory Change shall make it unlawful or impossible for any Bank to make, maintain or fund any Eurodollar Rate Advances, such Bank shall notify the Borrowers’ Agent and the Agent, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until such Bank notifies the Borrowers’ Agent and the Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank determines that it may not lawfully continue to maintain any Eurodollar Rate Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Prime Rate Advances as of the date of such Bank’s notice, and upon such conversion the Borrowers shall indemnify such Bank in accordance with Section 2.24.

Section 2.23 Capital Adequacy. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Bank’s capital or the capital of its parent corporation (by an amount such Bank deems material) as a consequence of its Commitments and/or its Loans and/or any Letters of Credit or any Bank’s obligations to make Advances to cover Letters of Credit to a level below that which such Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account such Bank’s policies and the policies of its parent corporation with respect to capital adequacy), then the Borrowers shall, within 30 days after written notice and demand from such Bank to the Borrowers’ Agent (with a copy to the Agent), pay to such Bank additional amounts sufficient to compensate such Bank or its parent corporation for such reduction. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for diminished returns as a result of such reduction for the period from and after the date 45 days prior to the date that such Bank does give such notice; provided, however, that to the extent such additional amounts accrue during such period due to the retroactive effect of the applicable Regulatory Change promulgated during the period prior to the Borrowers’ Agent’s receipt of such notice, the limitation set forth in this sentence shall not apply. Any determination by such Bank under this Section and any certificate as to the amount of such reduction given to the Borrowers by such Bank shall be final, conclusive and binding for all purposes, absent error.

Section 2.24 Funding Losses; Eurodollar Rate Advances. The Borrowers shall compensate each Bank, upon its written request to the Borrowers’ Agent, for all losses, expenses and liabilities (including any interest paid by such Bank to lenders of funds borrowed by it to make or carry Eurodollar Rate Advances to the extent not recovered by such Bank in connection with the re-employment of such funds and including loss of anticipated profits) which such Bank may sustain: (i) if for any reason, other than a default by such Bank, a funding of a Eurodollar Rate Advance does not occur on the date specified therefor in the Borrowers’ Agent’s request or notice as to such Advance under Section 2.2 or 2.4, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a Eurodollar Rate Advance, or a conversion pursuant to Section 2.22, occurs on any day other than the last day of the Interest Period applicable thereto. A Bank’s request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent manifest error.

Section 2.25 Discretion of Banks as to Manner of Funding. Each Bank shall be entitled to fund and maintain its funding of Eurodollar Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.24) shall be made as if such Bank had actually funded and maintained each Eurodollar Rate Advance during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

Section 2.26 Taxes. (a) Any and all payments by the Borrowers hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).

(b) The Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c) The Borrowers shall indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes imposed on or paid by such Bank or the Agent and any penalties, interest and expenses with respect thereto. Payments on this indemnification shall be made within 30 days from the date such Bank or the Agent makes written demand therefor.

(d) Within thirty (30) days after the date of any payment of Taxes, the Borrowers shall furnish to the Agent, at its address referred to on the signature page hereof a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Borrowers through an account or branch outside the United States or by or on behalf of the Borrowers by a payor that is not a United States person, if the Borrowers determine that no Taxes are payable in respect thereof, the Borrowers shall furnish or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(e) Each Bank, as of the date it becomes a party hereto, represents to the Borrowers and the Agent that it is either (i) organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers’ Agent and the Agent, on or before the day on which such Bank becomes a party hereto, duly completed and signed copies of either Form W-8BEN or Form W-8ECI of the United States Internal Revenue Service, or appropriate successor forms. Form W-8BEN shall include such Bank’s United States taxpayer identification number if required under then current regulations to claim exemption from withholding pursuant to a tax convention. Thereafter and from time to time, each such Bank shall submit to the Borrowers’ Agent and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor Forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by the Borrowers’ Agent or the Agent and (ii) required and permitted under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Bank hereunder. Upon the request of the Borrowers’ Agent or the Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers’ Agent and the Agent a certificate on Internal Revenue Service Form W-9 or such substitute form as is reasonably satisfactory to the Borrowers’ Agent and the Agent to the effect that it is such a United States person.

(f) If the Borrowers shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America (“U.S. Taxes”) from any payments to a Bank pursuant to any Loan Document in respect of the Obligations payable to such Bank then or thereafter outstanding, the Borrowers shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions of Initial Transaction. The making of the initial Revolving Loans, the initial Swing Line Loan, and the issuance of the initial Letter of Credit shall be subject to the prior or simultaneous fulfillment of the following conditions:

(a) Documents. The Agent shall have received the following in sufficient counterparts (except for the Notes) for each Bank:

(i) A Revolving Note drawn to the order of each Bank and, for the account of the Swing Line Lender, the Swing Line Note, executed by a duly authorized officer (or officers) of the Borrowers and dated the Closing Date.

(ii) A certificate of the Secretary or Assistant Secretary of each Borrower dated as of the Closing Date and certifying as to the following:

(A) A true and correct copy of the corporate resolutions of such Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Borrower is a party contemplated hereby and thereby;

(B) The incumbency, names, titles and signatures of the officers of such Borrower authorized to execute the Loan Documents to which such Borrower is a party and to request Advances;

(C) A true and correct copy of the Articles of Incorporation of such Borrower, with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than 30 days prior to the Closing Date; and

(D) A true and correct copy of the bylaws for such Borrower.

(iii) A certificate of good standing for each Borrower in the jurisdiction of its incorporation and in each State in which the character of the properties owned or leased by such Borrower or the business conducted by such Borrower makes such qualification necessary, certified by the appropriate governmental officials as of a date not more than 30 days prior to the Closing Date.

(iv) A certificate dated the Closing Date of the president, any vice president or the director of accounting and finance of each Borrower certifying as to the matters set forth in Sections 3.2 (a) and (b) below.

(v) A notice of authorized borrowers, in form and substance satisfactory to the Agent, executed by a duly authorized officer of the Borrowers and dated the Closing Date.

(b) Opinion. The Borrowers shall have requested Koley Jessen, P.C., a limited liability organization, counsel for the Borrowers, to prepare a written opinion, addressed to the Banks and dated the Closing Date, in form and substance satisfactory to the Banks, and such opinion shall have been delivered to the Agent in sufficient counterparts for each Bank.

(c) Consent. The Agent shall have received all deliverables required under that certain Consent dated as of January 7, 2004 with respect to the merger of Cabela’s, Incorporated, a Nebraska corporation with and into Cabela’s Incorporated, a Delaware corporation.

(d) Compliance. Each Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by such Borrower prior to or simultaneously with the Closing Date.

(e) Other Matters. All corporate and legal proceedings relating to the Borrowers and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Agent, the Banks and the Agent’s special counsel, and the Agent shall have received all information and copies of all documents, including records of corporate proceedings, as any Bank or such special counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

(f) Fees and Expenses. The Agent shall have received for itself and for the account of the Banks all fees and other amounts due and payable by the Borrowers on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Agent payable pursuant to Section 9.2.

(g) Unsatisfied Conditions. Any one or more of the conditions set forth above which have not been satisfied by the Borrowers on or prior to the date of disbursement of the initial Loan under this Agreement shall not be deemed permanently waived by the Agent or any Bank unless the Agent or such Bank, as the case may be, shall waive the same in a writing that expressly states that the waiver is permanent, and in all cases in which the waiver is not stated to be permanent the Agent or any Bank may at any time subsequent thereto insist upon compliance and satisfaction of any such condition as a condition to any subsequent Loan or Letter of Credit hereunder and failure by the Borrowers to comply with any such condition within five (5) Business Day’s written notice from the Agent or any Bank to the Borrowers’ Agent shall constitute an Event of Default under this Agreement.

Section 3.2 Conditions Precedent to all Loans and Letters of Credit. The obligation of the Banks to make any Revolving Loans hereunder, the agreement of the Swing Line Bank to make a Swing Line Loan, and of the LC Bank to issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the fulfillment of the following conditions:

(a) Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date and on the date of each Revolving Loan or Swing Line Loan or the date of issuance of each Letter of Credit, with the same force and effect as if made on such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Revolving Loan or Swing Line Loan or the date of issuance of each Letter of Credit or will exist after giving effect to the Loans made on such date or the Letter of Credit so issued.

(c) Notices and Requests. The Agent shall have received the Borrowers’ Agent’s request for such Loans as required under Section 2.2 or the Borrowers’ application for such Letters of Credit specified under Section 2.10.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Banks to enter into this Agreement and to make Loans hereunder and to induce the LC Bank to issue Letters of Credit, the Borrowers represent and warrant to the Banks:

Section 4.1 Organization, Standing, Etc. Each Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Notes and to perform its obligations under the Loan Documents. WFB is a state chartered bank duly formed and validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite association power and authority to carry on its business as now conducted. Each Borrower and WFB (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not constitute a Material Adverse Occurrence, and (b) is duly qualified and in good standing as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude such Borrower from enforcing its rights with respect to any assets or expose such Borrower to any Material Adverse Occurrence.

Section 4.2 Authorization and Validity. The execution, delivery and performance by each Borrower of the Loan Documents have been duly authorized by all necessary corporate action by such Borrower, and this Agreement constitutes, and the Notes and other Loan Documents when executed will constitute, the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 4.3 No Conflict; No Default. The execution, delivery and performance by each Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to such Borrower, (b) violate or contravene any provision of the Articles of Incorporation or bylaws of such Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. No Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute a Material Adverse Occurrence.

Section 4.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrowers to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

Section 4.5 Financial Statements and Condition. The Borrowers’ audited financial statements as at December 31, 2003, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Borrowers and their Subsidiaries as at such dates and the results of its operations and changes in financial position for the respective periods then ended. As of the dates of such financial statement, no Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since December 31, 2003, there has been no Material Adverse Occurrence.

Section 4.6 Litigation. Except as disclosed on Schedule 4.6, there are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower or any Subsidiary or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to such Borrower or Subsidiary, would constitute a Material Adverse Occurrence, and there are no unsatisfied judgments against any Borrower or Subsidiary, the satisfaction or payment of which would constitute a Material Adverse Occurrence.

Section 4.7 Environmental, Health and Safety Laws. There does not exist any violation by any Borrower or Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which has, will or threatens to impose a material liability on such Borrower or Subsidiary or which has required or would require a material expenditure by such Borrower or Subsidiary to cure. No Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to constitute a Material Adverse Occurrence. Except as set out on Schedule 4.7 attached hereto, no Borrower nor any Subsidiary has knowledge that it or its property will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require Capital Expenditures which would constitute a Material Adverse Occurrence.

Section 4.8 ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan’s projected benefit obligations did not exceed the fair market value of such Plan’s assets.

Section 4.9 Federal Reserve Regulations. No Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulations T, U and X of the Board). The value of all margin stock owned by any Borrower does not constitute more than 25% of the value of the assets of such Borrower.

Section 4.10 Title to Property; Leases; Liens; Subordination. Each Borrower and each Subsidiary has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by such Borrower or such Subsidiary in the most recent financial statement referred to in Section 5.1 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under Section 6.13. No Borrower has subordinated any of its rights under any obligation owing to it to the rights of any other person.

Section 4.11 Taxes. Each Borrower and each Subsidiary has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Borrower or such Subsidiary). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of each Borrower and each Subsidiary in respect of taxes and other governmental charges are adequate and such Borrower or such Subsidiary knows of no proposed material tax assessment against it or any basis therefor.

Section 4.12 Trademarks, Patents. Each Borrower and each Subsidiary possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

Section 4.13 Burdensome Restrictions. No Borrower nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would foreseeably constitute a Material Adverse Occurrence.

Section 4.14 Force Majeure. Since the date of the most recent financial statement referred to in Section 5.1, the business, properties and other assets of the Borrowers and the Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

Section 4.15 Investment Company Act. No Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16 Public Utility Holding Company Act. No Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.17 Retirement Benefits. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, no Borrower nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

Section 4.18 Full Disclosure. Subject to the following sentence, neither the financial statements referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrowers in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrowers to the Banks consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrowers, and the Borrowers have no reason to believe that such projections or forecasts are not reasonable.

Section 4.19 Subsidiaries. Except as set forth on Schedule 4.19, no Borrower has any Subsidiaries.

Section 4.20 Labor Matters. There are no pending or threatened strikes, lockouts or slowdowns against any Borrower or any Subsidiary. No Borrower nor any Subsidiary has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimus amounts), have been paid or accrued as a liability on the books of such Borrower or such Subsidiary. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower or any Subsidiary is bound.

Section 4.21 Solvency. After the making of any Loan and after giving effect thereto: (a) the fair value of the assets of each Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 4.22 Material Contracts. Schedule 4.22 sets forth a complete and accurate list of all Material Contracts of the Borrowers and the Subsidiaries in effect as of the Closing Date and not listed on any other Schedule hereto. Other than as set forth on Schedule 4.22, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Credit Agreement will be, in full force and effect in accordance with the terms thereof. Neither the Borrowers nor any Subsidiary (nor, to the knowledge of the Borrowers, any other party thereto) is in breach or in default under any Material Contract in any material respect.

ARTICLE V

AFFIRMATIVE COVENANTS

Until all obligations of the Banks hereunder to make Revolving Loans and of the LC Bank to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the LC Bank thereon shall have otherwise been discharged:

Section 5.1 Financial Statements and Reports. The Borrowers’ Agent will furnish to the Banks:

(a) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrowers, the (i) consolidated financial statements of the Borrowers consisting of at least statements of income, cash flow and changes in stockholders’ equity, and a balance sheet as at the end of such year, and (ii) financial statements of WFB consisting of at least statements of income, cash flow and changes in stockholders’ equity, and a balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by Deloitte and Touche or other independent certified public accountants of recognized national standing selected by the Borrowers and acceptable to the Agent, together with any management letters, management reports or other supplementary comments or reports to the Borrowers or its board of directors furnished by such accountants.

(b) As soon as available and in any event within 45 days after the end of each quarter, unaudited consolidated statements of income and cash flow for the Borrowers for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrowers as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrowers’ Agent stating that such financial statements present fairly the financial condition of the Borrowers and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements).

(c) As soon as practicable and in any event within 45 days after the end of each fiscal quarter, a Compliance Certificate in the form attached hereto as Exhibit B signed by the chief financial officer of the Borrowers’ Agent demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Section 6.15, Section 6.16, Section 6.17, and Section 6.18, as at the end of such quarter and stating that as at the end of such quarter (except where such Sections require compliance at other times) there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto.

(d) Immediately upon any officer of any Borrower becoming aware of any Default or Event of Default, a notice from the Borrowers’ Agent describing the nature thereof and what action such Borrower proposes to take with respect thereto.

(e) Immediately upon any officer of any Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice from the Borrowers’ Agent specifying the nature thereof and what action such Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

(f) Immediately upon any officer of any Borrower becoming aware of any matter that has resulted or is reasonably likely to result in a Material Adverse Occurrence,

a notice from the Borrowers’ Agent describing the nature thereof and what action the Borrowers prepare to take with respect thereto.

(g) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to shareholders of any Borrower, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

(h) From time to time, such other information regarding the business, operation and financial condition of the Borrowers and the Subsidiaries as any Bank may reasonably request.

Section 5.2 Corporate Existence. Each Borrower will maintain, and will cause each Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude such Borrower from enforcing its rights with respect to any material asset or would expose such Borrower to any material liability.

Section 5.3 Insurance. Each Borrower shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated.

Section 5.4 Payment of Taxes and Claims. Each Borrower shall file, and shall cause each Subsidiary to file, all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as such Borrower’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on such Borrower’s or such Subsidiary’s books in accordance with GAAP.

Section 5.5 Inspection. Each Borrower shall permit any Person designated by the Agent or the Majority Banks to visit and inspect any of the properties, corporate books and financial records of such Borrower and its Subsidiaries, to examine and to make copies of the books of accounts and other financial records of such Borrower and its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent or the Majority Banks may designate. So long as no Event of Default exists, the expenses of the Agent or the Banks for such visits, inspections and examinations shall be at the expense of the Agent and the Banks, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of such Borrower.

Section 5.6 Maintenance of Properties. Each Borrower will maintain, and will cause each Subsidiary to maintain, its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.7 Books and Records. Each Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 5.8 Compliance. Each Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, or is not reasonably expected to have, a materially adverse effect on the properties, business, prospects or condition (financial or otherwise) of such Borrower or such Subsidiary and such Borrower or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance.

Section 5.9 Notice of Litigation. The Borrower’s Agent will give prompt written notice to the Agent of (a) the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting any Borrower or any Subsidiary or any property of any Borrower or any Subsidiary or to which any Borrower or any Subsidiary is a party in which an adverse determination or result could constitute a Material Adverse Occurrence, stating the nature and status of such action, suit or proceeding, (b) any material arbitration or governmental investigation or proceeding not previously disclosed by the Borrowers’ Agent to the Agent which has been instituted or, to the knowledge of the Borrowers’ Agent is threatened against the Borrower or any Subsidiary or to which its respective property is subject and which, if determined adversely to any Borrower or such Subsidiary, would constitute a Material Adverse Occurrence, and (c) any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower’s Agent to the Agent which, if determined adversely to any Borrower or any Subsidiary, would constitute a Material Adverse Occurrence.

Section 5.10 ERISA. Each Borrower will maintain, and will cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not, and will not permit any Subsidiary or any of the ERISA Affiliates to (a) engage in any transaction in connection with which such Borrower or any Subsidiary or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, such Borrower or any Subsidiary or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000 or (c) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that such Borrower or any Subsidiary or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

Section 5.11 Environmental Matters; Reporting. Each Borrower will observe and comply with, and will cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a Material Adverse Occurrence. The Borrowers’ Agent will give the Agent prompt written notice of any violation as to any environmental matter by any Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by such Borrower or any Subsidiary which are material to the operations of such Borrower or any Subsidiary, or (b) which will or threatens to impose a material liability on such Borrower or any Subsidiary to any Person or which will require a material expenditure by such Borrower or any Subsidiary to cure any alleged problem or violation.

Section 5.12 Compliance with Terms of Material Contracts. Each Borrower shall, and cause each Subsidiary to, make all payments and otherwise perform all obligations in respect of all Material Contracts to which such Borrower or such Subsidiary is a party.

Section 5.13 Further Assurances. Each Borrower shall promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Agent or the Majority Banks, each Borrower also shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all assignments, transfers, certificates, assurances and other instruments as the Agent or the Majority Banks may reasonable require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents; and (b) to better assure, preserve, protect and confirm unto the Banks the rights granted now or hereafter intended to be granted to the Banks under any Loan Document or under any other instrument executed in connection with any Loan Document or that such Borrower may be or become bound to convey, mortgage or assign to the Agent for the benefit of the Banks in order to carry out the intention or facilitate the performance of the provisions of any Loan Document.

ARTICLE VI

NEGATIVE COVENANTS

Until all obligations of the Banks hereunder to make the Revolving Loans and of the LC Bank to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the LC Bank thereon shall have otherwise been discharged:

Section 6.1 Merger. No Borrower will merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) nor permit any Subsidiary, except as permitted under Section 6.2, to do any of the foregoing, except that (i) any wholly-owned Subsidiary may merge or consolidate with any Borrower provided that such Borrower is the surviving entity of any such merger or consolidation, (ii) any wholly-owned Subsidiary may merge or consolidate with any other wholly-owned Subsidiary, (iii) any Borrower may merge or consolidate with any other Borrower, or (iv) any Subsidiary that is not a Borrower may merge or consolidate with any Person provided that such Subsidiary is the surviving entity of any such merger or consolidation and immediately after giving effect to any such merger or consolidation no Default or Event of Default shall have occurred and be continuing.

Section 6.2 Disposition of Assets. No Borrower will, nor will permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

(b) sales of unimproved parcels of real estate that are not required or anticipated to be required for any Borrower’s or any Subsidiary’s business purposes;

(c) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment;

(d) sales or transfers by a wholly-owned Subsidiary of any Borrower to a Borrower or another wholly-owned Subsidiary of a Borrower;

(e) other dispositions of property during the term of this Agreement whose net book value in the aggregate does not exceed 10% of the Borrowers’ total assets as shown on its balance sheet for fiscal year 2003;

(f) commercially reasonable securitizations of the assets of WFB;

(g) the sale or other disposition of (i) Investments that do not constitute Investments in any Borrower or any Subsidiary, and (ii) economic development bonds;

(h) the sale, merger, consolidation of WFB or all or substantially all of its assets, provided that (i) the Borrower’s Agent provides written notice to the Agent not less than ten (10) days prior to the closing of any such transaction, and (ii) at the time of and after giving effect to such transaction the Borrowers shall be in compliance with all of their obligations under the Loan Documents and no Default or Event of Default shall have occurred and be continuing; or

(i) the sale, merger or consolidation of (A) any Subsidiary that is not a Borrower other than WFB or (B) all or substantially all of the assets of any such Subsidiary, in each case provided that (x) the Borrower’s Agent provides to the Agent written notice not less than ten (10) days prior to the closing of any such transaction, (y) the sum of the book value of the assets transferred in any such transactions in any consecutive 365 day period shall not exceed 25% of the consolidated total assets of the Borrowers and the Subsidiaries as of the end of the most recently ended calendar month preceding any such transaction, and (z) at the time of, and after giving effect to, such transaction the Borrowers shall be in compliance with all of its obligations under the Loan Documents and no Default or Event of Default shall have occurred and be continuing.

Section 6.3 Plans. No Borrower will permit, nor will allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of any Borrower or any Subsidiary; and no Borrower will permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan’s projected benefit obligations to exceed the fair market value of such Plan’s assets.

Section 6.4 Change in Nature of Business. No Borrower will, nor will permit any Subsidiary to, make any material change in the nature of the business of such Borrower or such Subsidiary, as carried on at the date hereof.

Section 6.5 Subsidiaries. Except as permitted in Sections 6.1 and 6.2, no Borrower will, nor will permit any Subsidiary to, do any of the following: (a) form or enter into any partnership or joint venture where such Borrower or such Subsidiary shall have unlimited liability for the liabilities of the partnership or joint venture; (b) take any action, or permit any Subsidiary to take any action, which would result in a decrease in any Borrower’s or any Subsidiary’s ownership interest in any Subsidiary; or (c) form or acquire any Person that would thereby become a Subsidiary unless, immediately upon the closing of such formation or acquisition, such Person shall enter into documents requested by the Agent to provide that such Person shall be obligated to repay the Loans and other amounts payable under the Loan

Documents and otherwise be bound by the terms and conditions of the Loan Documents; provided, however, that any such Person shall not be required to comply with Section 6.5(c) if at the closing of such formation or acquisition the assets of such Person, together with the assets of each other Subsidiary that is not a Borrower, have a value of less than $5,000,000. If at any time after the Closing Date the value of the assets of any Subsidiary that is not a Borrower, together with the value of the assets of each other Subsidiary that is not a Borrower, equals or exceeds $5,000,000, such Subsidiary shall promptly enter into documents requested by the Agent to provide that such Subsidiary is obligated to repay the Loans and other amounts payable under the Loan Documents and otherwise be bound by the terms and conditions of the Loan Documents.

Section 6.6 Negative Pledges. Except as may be required by law or regulatory bodies with jurisdiction or as set forth on Schedule 6.6, no Borrower will permit any Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary’s capital stock or (b) make loans or other cash payments to such Borrower. Except as set forth on Schedule 6.6, no Borrower will, nor permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would (i) prohibit such Borrower from granting, or otherwise limit the ability of the Borrowers to grant, to the Banks any Lien on any assets or properties of the Borrowers, or (ii) require such Borrower to grant a Lien to any other Person if such Borrower grants any Lien to the Banks.

Section 6.7 Restricted Payments. No Borrower will make any Restricted Payments, except:

(a) Restricted Payments by any Borrower to any other Borrower so long as each such Borrower remains a wholly-owned subsidiary of Cabela’s;

(b) Any other Restricted Payment so long as the aggregate amount of such Restricted Payments for any fiscal year does not exceed 50% of EBITDA for the previous fiscal year.

Section 6.8 Transactions with Affiliates. No Borrower will, nor will permit any Subsidiary to, enter into any transaction with any Affiliate of such Borrower that is not a Borrower, except upon fair and reasonable terms no less favorable than such Borrower, or such Subsidiary, would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 6.9 Accounting Changes. No Borrower will, nor will permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.

Section 6.10 Subordinated Debt. No Borrower will, nor will permit any Subsidiary to, (a) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Agent prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

Section 6.11 Investments. No Borrower will, nor will permit any Subsidiary to, acquire for value, make, have or hold any Investments, except:

(a) Investments existing on the date of this Agreement and described in Schedule 6.11.

(b) Travel advances to management personnel and employees in the ordinary course of business not to exceed $1,000,000 in the aggregate at any period of time between the Closing Date and the Revolving Commitment Ending Date.

(c) Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States.

(d) Certificates of deposit or bankers’ acceptances maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank.

(e) Time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

(f) Commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Services, Inc.

(g) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America with a term of not more than seven (7) days; provided all such agreements shall require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System.

(h) Other readily marketable Investments in debt securities which are reasonably acceptable to the Majority Banks.

(i) Loans made from time to time from one Borrower to another.

(j) Loans or deposits by any Borrower or any Subsidiary to or in WFB, provided that such loans or deposits do not exceed $20,000,000 in the aggregate at any time that there are Revolving Outstandings.

(k) Contributions of capital by any Borrower or any Subsidiary to WFB provided such contributions do not exceed $15,000,000 in any fiscal year or $40,000,000 in the aggregate from the Closing Date through the Termination Date.

(l) Investments in tax increment financing notes, sales tax bonds, or similar bond instruments where the proceeds of those instruments are used for the sole purpose of (i) construction of or furnishings for a new store, distribution center or other related facility to be used and owned or leased by any Borrower or any Subsidiary, (ii) public infrastructure construction or improvements required in respect of such new store or distribution center construction, (iii) other improvements in a common development of which such new store or distribution center is part, or (iv) legal, underwriting and other fees and expenses incurred by any Borrower or any Subsidiary in connection with such instruments.

(m) Credit card loans by WFB to the extent and in the amount permitted by WFB’s Articles of Association dated as of November 30, 2000 or retained interest in securitization transactions involving credit card loans originated or acquired by WFB.

(n) Investments in businesses located in common developments of which a new store owned by any Borrower or any Subsidiary is part provided such Investments are in the form of contributions by such Borrower or such Subsidiary of unimproved parcels of real estate (or improvements to such real estate paid for with tax increment financing notes or sales tax bonds) that are part of such common development but that are not required or anticipated to be required for such new store.

(o) Investments not to exceed the aggregate sum of the Net Cash Proceeds from the sale or other disposition of Investments that do not constitute Investments in any Borrower or any Subsidiary.

(p) Other Investments (except an Investment by any Borrower or any Subsidiary with respect to WFB) if the consideration therefor does not exceed $10,000,000 for any single Investment or $20,000,000 in the aggregate in any fiscal year.

Any Investments under clauses (c), (d), (e) or (f) above must mature within one year of the acquisition thereof by the Borrowers.

Section 6.12 Indebtedness. No Borrower will, nor will permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness, except:

(a) The Obligations and the Rate Protection Obligations.

(b) Current Liabilities, other than for borrowed money, incurred in the ordinary course of business.

(c) Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.12 hereto, including any extension or refinancing (but not the increase in the principal amount) thereof.

(d) Any Indebtedness of WFB.

(e) Indebtedness secured by Liens permitted under Section 6.13 hereof.

(f) Indebtedness where the proceeds of such Indebtedness are used to purchase tax increment financing notes, sales tax bonds, or similar bond instruments as allowed pursuant to Section 6.11(l). To the extent that principal and interest proceeds from these Permitted Investments exceed the principal and/or interest of this Permitted Indebtedness, such excess shall be held in escrow until the corresponding Indebtedness is extinguished.

(g) Indebtedness arising from or consisting of deposits into WFB by any Person other than a Borrower or a Subsidiary to the extent such deposits are permitted by WFB’s Articles of Association dated as of November 30, 2000.

(h) Indebtedness consisting of loans between Borrowers.

(i) Contingent Obligations permitted under Section 6.14.

(j) Other Indebtedness in the aggregate not to exceed $50,000,000.

Section 6.13 Liens. No Borrower will, nor will permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by a Borrower or a Subsidiary, except:

(a) Liens existing on the date of this Agreement and disclosed on Schedule 6.13 hereto.

(b) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of a Borrower or a Subsidiary.

(c) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

(d) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

(e) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

(f) Liens securing purchase money Indebtedness of the Borrowers and the Subsidiaries in an aggregate amount not to exceed $10,000,000 on any date of determination.

(g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrowers or a Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrowers or a Subsidiary to provide collateral to the depository institution.

(h) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of a Borrower or a Subsidiary.

(i) Encumbrances in the nature of financing statements filed by the owner of equipment subject to an Operating Lease.

(j) The interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.

(k) Any other Liens if the aggregate value therefor does not exceed $10,000,000 at any time.

Section 6.14 Contingent Liabilities. No Borrower will, nor will permit any Subsidiary to, be or become liable on any Contingent Obligations except (a) Contingent Obligations existing on the date of this Agreement and described on Schedule 6.14, (b) Contingent Obligations for the

benefit of the Banks or any Rate Protection Providers, or (c) Contingent Obligations with respect to Indebtedness of the Borrowers permitted pursuant to Section 6.12(f).

Section 6.15 Tangible Net Worth. The Borrowers will not permit the Tangible Net Worth as of any Measurement Date to be less than the sum of (i) $300,000,000 plus (ii) the greater of (x) zero and (y) fifty percent (50%) of the Borrowers’ and the Subsidiaries’ cumulative consolidated net income as determined in accordance with GAAP for each fiscal year ending after the Closing Date.

Section 6.16 Current Ratio. The Borrowers will not permit the ratio of Current Assets to Current Liabilities as of the last day of any fiscal year to be less than 1.15 to 1.00.

Section 6.17 Cash Flow Leverage Ratio. The Borrowers will not permit the Cash Flow Leverage Ratio as of any Measurement Date to be more than 2.50 to 1.00.

Section 6.18 Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio as of any Measurement Date to be less than 2.00 to 1.00.

Section 6.19 Loan Proceeds. No Borrower will use, nor will permit any Subsidiary to use, any part of the proceeds of any Loan or Advances directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X of the Board.

Section 6.20 Sale and Leaseback Transactions. No Borrower will, nor permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, and thereafter lease such property for the same or a substantially similar purpose or purposes as the property sold or transferred.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a) The Borrowers shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any Note or any other Obligation required to be made to the Agent, the LC Bank or any Bank pursuant to this Agreement.

(b) Any representation or warranty made by or on behalf of the Borrowers or any Subsidiary in this Agreement or any other Loan Document or by or on behalf of the Borrowers or any Subsidiary in any certificate, statement, report or document herewith or hereafter furnished to any Bank or the Agent pursuant to this Agreement or any other

Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

(c) The Borrowers shall fail to comply with Sections 5.2, 5.3 or 5.4 hereof or any Section of Article VI hereof.

(d) The Borrowers shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 30 calendar days after whichever of the following dates is the earliest: (i) the date a Borrower or the Borrowers’ Agent gives notice of such failure to the Banks, (ii) the date a Borrower or the Borrowers’ Agent should have given notice of such failure to the Banks pursuant to Section 5.1, or (iii) the date the Agent or any Bank gives notice of such failure to the Borrowers’ Agent.

(e) Any Borrower or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of such Borrower or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for any Borrower or any Subsidiary or for a substantial part of the property thereof and shall not be discharged within 45 days, or any Borrower or any Subsidiary shall make an assignment for the benefit of creditors.

(f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against any Borrower or any Subsidiary, and, if instituted against any Borrower or any Subsidiary, shall have been consented to or acquiesced in by such Borrower or such Subsidiary, or shall remain undismissed for 60 days, or an order for relief shall have been entered against such Borrower or such Subsidiary.

(g) Any dissolution or liquidation proceeding shall be instituted by or against any Borrower or any Subsidiary, and, if instituted against any Borrower or any Subsidiary, shall be consented to or acquiesced in by such Borrower or such Subsidiary or shall remain for 45 days undismissed.

(h) A judgment or judgments for the payment of money in excess of the sum of $500,000 in the aggregate shall be rendered against any Borrower or any Subsidiary and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

(i) The maturity of any material Indebtedness of the Borrowers (other than Indebtedness under this Agreement) or any Subsidiary shall be accelerated, or the

Borrowers or any Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of the Borrowers shall be deemed “material” if it exceeds $500,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(j) has occurred.

(j) Any execution or attachment shall be issued whereby any substantial part of the property of any Borrower or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

(k) Any Loan Document shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by any Borrower or any Subsidiary, other than by action or inaction of the Agent or the Banks if any of the foregoing shall remain unremedied for ten days or more after receipt of notice thereof by the Borrowers’ Agent from the Agent.

(l) Any Change of Control shall occur.

(m) Any Borrower or any Subsidiary shall fail to pay any amount payable in respect of any Rate Protection Agreement when the same becomes due and payable (whether by scheduled payment, termination or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such Rate Protection Agreement.

Section 7.2 Remedies. If (a) any Event of Default described in Sections 7.1 (e), (f) or (g) shall occur with respect to any Borrower, the Commitments and the Swing Line Commitment shall automatically terminate and the Notes and all other Obligations shall automatically become immediately due and payable, and the Borrowers shall without demand pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then, upon receipt by the Agent of a request in writing from the Majority Banks, the Agent shall take any of the following actions so requested: (i) declare the Commitments and Swing Line Commitment terminated, whereupon the Commitments and the Swing Line Commitment shall terminate, (ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, and (iii) demand that the Borrowers pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit. Upon the occurrence of any of the events described in clause (a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence when so requested by the Majority Banks, Eurodollar Rate Advances shall cease to be available and all outstanding Eurodollar Rate Advances shall be converted into Prime Rate Advances upon the expiration of each Interest Period applicable to such Eurodollar Rate Advances, and the Agent may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

Section 7.3 Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrowers hereby irrevocably authorizes each Bank to set off any Obligations owed to such Bank against all deposits and credits of the Borrowers with, and any and all claims of the Borrowers against, such Bank. Such right shall exist whether or not such Bank shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrowers is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Bank or the Banks. Each Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrowers’ Agent of its exercise of such setoff right; provided, however, that the failure of such Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Bank to all rights of banker’s Lien, setoff and counterclaim available pursuant to law.

ARTICLE VIII

THE AGENT

The following provisions shall govern the relationship of the Agent with the Banks.

Section 8.1 Appointment and Authorization. Each Bank appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Agent shall act as an independent contractor in performing its obligations as Agent hereunder. The duties of the Agent shall be mechanical and administrative in nature and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, any Borrower or the Banks.

Section 8.2 Note Holders. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.

Section 8.3 Consultation With Counsel. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Section 8.4 Loan Documents. The Agent shall not be responsible to any Bank for any recitals, statements, representations or warranties in any Loan Document or be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 8.5 USBNA and Affiliates. With respect to its Commitments and the Loans made by it, USBNA shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent consistent with the terms thereof, and USBNA and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers as if it were not the Agent.

Section 8.6 Action by Agent. Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

Section 8.7 Credit Analysis. Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Borrowers in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of the Borrowers. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

Section 8.8 Notices of Event of Default, Etc. In the event that the Agent shall have acquired actual knowledge of any Event of Default or Default, the Agent shall promptly give notice thereof to the Banks. The Agent shall not be deemed to have knowledge or notice of any

Default or Event of Default, except with respect to actual defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.”

Section 8.9 Indemnification. Each Bank agrees to indemnify the Agent, as Agent (to the extent not reimbursed by the Borrowers), ratably according to such Bank’s share of the aggregate Revolving Loan Commitment Amounts from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. No payment by any Bank under this Section shall relieve the Borrowers of any of its obligations under this Agreement.

Section 8.10 Payments and Collections. All funds received by the Agent in respect of any payments made by the Borrowers on the Revolving Notes, Revolving Commitment Fees or Letter of Credit Fees shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank’s Revolving Percentage. After any Event of Default has occurred, all funds received by the Agent, whether as payments by the Borrowers or as realization on collateral or on any guaranties, shall (except as may otherwise be required by law) be distributed by the Agent in the following order: (a) first to the Agent or any Bank who has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Agent and each Bank in the proportion that the costs incurred by the Agent or such Bank bear to the total of all such costs incurred by the Agent and all Banks; (b) next to the Agent for the account of the Banks (in accordance with their respective Revolving Percentages) for any unpaid Revolving Commitment Fees or Letter of Credit Fees owing by the Borrowers hereunder; (c) next to the Agent for the account of the Banks (in accordance with their respective Total Percentages) for application to interest on the Notes and any Rate Protection Obligations; (d) next to the Agent for the account of the Banks (in accordance with their respective Total Percentages) for application to principal on the Notes and any Rate Protection Obligations; and (e) last to the Agent to be held in the Holding Account to cover any outstanding Letters of Credit.

Section 8.11 Sharing of Payments. If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Notes in excess of such Bank’s share thereof as determined under this Agreement, then such Bank shall purchase from the other Banks for cash and at face value and without recourse, such participation in the Notes held by such other Banks as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Bank agrees to exercise any and all rights of setoff, counterclaim or banker’s lien first fully against any Notes and participations therein held by such Bank, next to any other Indebtedness of the Borrowers to such Bank arising under or pursuant to this Agreement and to any participations held by such Bank in Indebtedness of the Borrowers arising under or pursuant to this Agreement, and only then to any other Indebtedness of the Borrowers to such Bank.

Section 8.12 Advice to Banks. The Agent shall forward to the Banks copies of all notices, financial reports and other communications received hereunder from the Borrowers by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrowers directly to each Bank.

Section 8.13 Defaulting Bank.

(a) Remedies Against a Defaulting Bank. In addition to the rights and remedies that may be available to the Agent or the Borrowers under this Agreement or applicable law, if at any time a Bank is a Defaulting Bank such Defaulting Bank’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Majority Banks, shall be suspended while such Bank remains a Defaulting Bank. If a Bank is a Defaulting Bank because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrowers may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Bank on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the overnight Federal Funds rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Bank under this Agreement or any other Loan Document until such defaulted payment and related interest has been paid in full and such default no longer exists and (iii) to bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Bank’s Loans shall not be paid to such Defaulting Bank and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Bank upon the default of such Defaulting Bank being cured.

(b) Purchase from Defaulting Bank. Any Bank that is not a Defaulting Bank shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Bank’s Commitments. If more than one Bank exercises such right, each such Bank shall have the right to acquire such proportion of such Defaulting Bank’s Commitments on a pro rata basis. Upon any such purchase, the Defaulting Bank’s interest in its Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Bank shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof subject to and in accordance with the requirements set forth in Section 9.6, including an Assignment in form acceptable to the Agent. The purchase price for the Commitments of a Defaulting Bank shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrowers to the Defaulting Bank. The purchaser shall pay to the Defaulting Bank in Immediately Available Funds on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans made by such Defaulting Bank hereunder (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Bank and the Defaulting Bank by the Agent at a subsequent date upon receipt of payment of such amounts from the Borrowers). Prior to payment of such purchase price to a Defaulting Bank, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Bank shall be entitled to receive amounts owed to it by the Borrowers under the Loan Documents which accrued prior to the date of the default by the Defaulting Bank, to the extent the same are received by the Agent from or on behalf of the Borrowers. There shall be no recourse against any Bank or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

Section 8.14 Resignation. If at any time USBNA shall deem it advisable, in its sole discretion, it may submit to each of the Banks and the Borrowers’ Agent a written notification of its resignation as Agent under this Agreement, such resignation to be effective upon the appointment of a successor Agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Majority Banks may appoint a successor Agent.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrowers; provided that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrowers or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Supermajority Banks, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. Notwithstanding the forgoing, no such amendment, modification, waiver or consent shall:

(a) Reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or modify any of the provisions of any Note with respect to the payment or repayment thereof, without the consent of the holder of each Note so affected; or

(b) Increase the amount or extend the time of any Commitment of any Bank, without the consent of such Bank; or

(c) Reduce the rate or extend the time of payment of any fee payable to a Bank, without the consent of the Bank affected; or

(d) Except as may otherwise be expressly provided in any of the other Loan Documents, release any material portion of collateral securing, or any guaranties for, all or any part of the Obligations without the consent of all the Banks; or

(e) Amend or modify the definition of Majority Banks or Supermajority Banks or otherwise reduce the percentage of the Banks required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Banks; or

(f) Amend, modify or waive any provision of Section 2.3 without the written consent of the Majority Banks and Swing Line Bank; or

(g) Amend, modify or waive any of the foregoing Subsections (a) through (e) of this Section or this Subsection (f) without the consent of all the Banks; or

(h) Amend, modify or waive any provision of this Agreement relating to the Agent in its capacity as Agent without the consent of the Agent; or

(i) Amend, modify or waive any provision of this Agreement relating to the issuance of Letters of Credit without the consent of the Majority Banks and LC Bank.

Section 9.2 Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall pay all reasonable out-of-pocket expenses incurred by the Agent, including the reasonable fees, charges and disbursements of outside counsel of the Agent (determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges the Agent in certain matters) and/or the allocated costs of in-house counsel incurred from time to time in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrowers shall also reimburse the Agent and each Bank upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Agent or any Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrowers under this Section shall survive any termination of this Agreement.

Section 9.3 Waivers, etc. No failure on the part of the Agent or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan

Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

Section 9.4 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent or any Bank under Article II hereof shall be deemed to have been given only when received by the Agent or such Bank.

Section 9.5 Taxes. The Borrowers agree to pay, and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrowers shall survive the termination of this Agreement.

Section 9.6 Successors and Assigns; Participations; Foreign and Purchasing Banks.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent, the Banks, all future holders of the Notes, and their respective successors and assigns, except that the Borrowers may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

(b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in a minimum aggregate amount of $5,000,000 in any Revolving Loan or other Obligation owing to such Bank, any Revolving Note held by such Bank, and any Revolving Commitment of such Bank, or any other interest of such Bank hereunder. In the event of any such sale by a Bank of participating interests to a Participant, (i) such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible for the performance thereof, (iii) such Bank shall remain the holder of any such Revolving Note for all purposes under this Agreement, (iv) the Borrowers, the Borrowers’ Agent and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that such Bank shall retain the sole right and responsibility to enforce the

Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, provided that such agreement may provide that such Bank will not consent or agree to any such amendment, modification, consent or waiver with respect to the matters set forth in Sections 9.1(a)—(e) without the prior consent of such Participant. Each Borrower agrees that if amounts outstanding under this Agreement, the Revolving Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Revolving Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Revolving Note or other Loan Document; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in subsection 8.11. Each Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.21, 2.22, 2.23, 2.24 and 9.2 with respect to its participation in the Revolving Commitments and Revolving Loans; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

(c) Each Bank may, from time to time, with the consent of the Agent, and the Borrowers’ Agent (none of which consents shall be unreasonably withheld; and if an Event of Default shall have occurred and be continuing, then consent of the Borrowers’ Agent shall not be required) assign to other lenders (each, an “Assignee”) all or part of its rights or obligations hereunder or under any other Loan Document in a minimum aggregate amount of $5,000,000 evidenced by any Revolving Note then held by that Bank, together with equivalent proportions of its Revolving Commitment or the Swing Line Commitment, together with the Swing Line Note, pursuant to a written agreement executed by such assigning Bank, such Assignee(s), the Borrowers’ Agent, and the Agent in substantially the form of Exhibit C, which agreements shall specify in each instance the portion of the Obligations evidenced by the Revolving Notes which are to be assigned to each Assignee and the portion of the Revolving Commitment or the Swing Line Commitment of such Bank to be assumed by each Assignee (each, an “Assignment Agreement”); provided, however, that the assigning Bank must pay to the Agent a processing and recordation fee of $3,500 and, in the case of an assignment of the Swing Line Commitment, such assignment may only be made to a Bank that holds a Commitment hereunder and must be of the entire Swing Line Commitment. Upon the execution of each Assignment Agreement by the assigning Bank, the relevant Assignee, the Borrowers’ Agent, and the Agent, payment to the assigning Bank by such Assignee of the purchase price for the portion of the Obligations being acquired by it and receipt by the Borrowers’ Agent of a copy of the relevant Assignment Agreement, (x) such Assignee lender shall thereupon become a “Bank” for all purposes of this Agreement with a Revolving Commitment in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank under this Agreement, (y) such assigning Bank shall have no further liability for funding the portion of its Commitment assumed by such Assignee and (z) the address for notices to such Assignee shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of each Assignment Agreement, the assigning Bank shall surrender to the Agent the applicable Revolving Note and the Borrowers shall execute and deliver a Revolving Note to the Assignee in the amount of its Revolving Commitment, and a new Revolving Note to the assigning Bank in the amount of its Revolving Commitment, respectively, after giving effect to the reduction occasioned by such assignment, all such Notes to constitute “Revolving Notes” for all purposes of this Agreement and of the other Loan Documents. In the case of the assignment of the Swing Line Commitment, the Assignee shall become the “Swing Line Bank” for all purposes of this Agreement, and the assigning Bank shall assign the Swing Line Note by allonge to the Assignee.

(d) The Borrowers shall not be liable for any costs incurred by the Banks in effecting any participation under subparagraph (b) of this subsection or by the Banks in effecting any assignment under subparagraph (c) of this subsection.

(e) Each Bank may disclose to any Assignee or Participant and to any prospective Assignee or Participant any and all financial information in such Bank’s possession concerning either Borrower or any of its Subsidiaries (if any) which has been delivered to such Bank by or on behalf of either Borrower or any of its Subsidiaries pursuant to this Agreement or which has been delivered to such Bank by or on behalf of either Borrower or any of its Subsidiaries in connection with such Bank’s credit evaluation of such Borrower or any of its Subsidiaries prior to entering into this Agreement, provided that prior to disclosing such information, such Bank shall first obtain the agreement of such prospective Participant to comply with the provisions of Section 9.7.

(f) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

Section 9.7 Confidentiality of Information. The Agent and each Bank shall use reasonable efforts to assure that information about the Borrowers and their operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Agent or such Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between any Bank and the Borrowers and shall not be divulged to any Person other than the Banks, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Agent or the Banks under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, (d) if such information is generally available to the public other then as a result of disclosure by the Agent or a Bank, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about a Bank investment portfolio in connection with ratings issued with respect to such Bank, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Agent or any Bank or by any applicable law, rule, regulation or judicial process, the opinion of the Agent’s or such Bank’s counsel concerning the making of such disclosure to be binding on the parties hereto. Neither the Agent nor any Bank shall incur any liability to the Borrowers by reason of any disclosure permitted by this Section.

Section 9.8 Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEBRASKA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS AND FEDERAL SAVINGS BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

Section 9.9 Consent to Jurisdiction. AT THE OPTION OF THE AGENT, THIS AGREEMENT AND THE OTHER BORROWER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR NEBRASKA STATE COURT SITTING IN LANCASTER OR DOUGLAS COUNTY; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED

UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 9.10 Waiver of Jury Trial. EACH OF THE BORROWER, THE AGENT AND EACH BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.11 Survival of Agreement. All representations, warranties, covenants and agreement made by each Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Banks and shall survive the making of the Loans by the Banks and the execution and delivery to the Banks by the Borrowers of the Notes, regardless of any investigation made by or on behalf of the Banks, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that the obligations of the Borrowers under Section 9.2, Section 9.5 and Section 9.12 shall survive payment in full of the Obligations and the termination of the Commitments.

Section 9.12 Indemnification. The Borrowers hereby agree to defend, protect, indemnify and hold harmless the Agent and the Banks and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Agent and the Banks and their respective Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

(a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

(b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Banks by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrowers shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrowers may otherwise have. Without prejudice to the survival of any other obligation of the Borrowers hereunder the indemnities and obligations of the Borrowers contained in this Section shall survive the payment in full of the other Obligations.

Section 9.13 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 9.14 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrowers, the Agent and the Banks with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

Section 9.15 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 9.16 Borrowers Acknowledgements. Each Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Agent nor any Bank has any fiduciary relationship to such Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between such Borrower and the Agent or any Bank, and (d) neither the Agent nor any Bank undertakes any responsibility to such Borrower to review or inform such Borrower of any matter in connection with any phase of the business or operations of such Borrower and such Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, such Borrower by the Agent or any Bank is for the protection of the Banks and neither the Borrower nor any third party is entitled to rely thereon.

Section 9.17 Appointment of and Acceptance by Borrowers’ Agent. Each Borrower hereby appoints and authorizes the Borrowers’ Agent to take such action as its agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Borrowers’ Agent by the terms thereof, together with such power that are reasonably incidental thereto, and Cabela’s hereby accepts such appointment.

Section 9.18 Relationship Among Borrowers.

(a) JOINT AND SEVERAL LIABILITY. EACH BORROWER AGREES THAT IT IS LIABLE, JOINTLY AND SEVERALLY WITH EACH OTHER BORROWER, FOR THE PAYMENT OF ALL OBLIGATIONS OF THE BORROWERS UNDER THIS AGREEMENT, AND THAT THE BANKS AND THE AGENT CAN ENFORCE SUCH OBLIGATIONS AGAINST ANY OR ALL BORROWERS, IN THE BANKS’ OR THE AGENT’S SOLE AND UNLIMITED DISCRETION.

(b) Waivers of Defenses. The obligations of the Borrowers hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Obligations (except for contingent indemnity and other contingent Obligations not yet due and payable) at a time after any obligation of the Banks hereunder to make the Revolving Loans, the Swing Line Bank to make the Swing Line Loans and of the Agent to issue Letters of Credit shall have expired or been terminated and all outstanding Letters of Credit shall have expired or the liability of the Agent thereon shall have otherwise been discharged. The purpose and intent of this Agreement is that the Obligations constitute the direct and primary obligations of each Borrower and that the covenants, agreements and all obligations of each Borrower hereunder be absolute, unconditional and irrevocable. Each Borrower shall be and remain liable for any deficiency remaining after foreclosure of any mortgage, deed of trust or security agreement securing all or any part of the Obligations, whether or not the liability of any other Person for such deficiency is discharged pursuant to statute, judicial decision or otherwise.

(c) Other Transactions. The Banks and the Agent are expressly authorized to exchange, surrender or release with or without consideration any or all collateral and security which may at any time be placed with it by the Borrowers or by any other Person on behalf of the Borrowers, or to forward or deliver any or all such collateral and security directly to the Borrowers for collection and remittance or for credit. No invalidity, irregularity or unenforceability of any security for the Obligations or other recourse with respect thereto shall affect, impair or be a defense to the Borrowers’ obligations under this Agreement. The liabilities of each Borrower hereunder shall not be affected or impaired by any failure, delay, neglect or omission on the part of any Bank or the Agent to realize upon any of the Obligations of any other Borrower to the Banks or the Agent, or upon any collateral or security for any or all of the Obligations, nor by the taking by any Bank or the Agent of (or the failure to take) any guaranty or guaranties to secure the Obligations, nor by the taking by any Bank or the Agent of (or the failure to take or the failure to perfect its security interest in or other lien on) collateral or security of any kind. No act or omission of any Bank or the Agent, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of a Borrower, shall affect or impair the obligations of the Borrowers hereunder.

(d) Actions Not Required. Each Borrower, to the extent permitted by applicable law, hereby waives any and all right to cause a marshaling of the assets of any other Borrower or any other action by any court or other governmental body with respect thereto or to cause any Bank or the Agent to proceed against any security for the Obligations or any other recourse which any Bank or the Agent may have with respect thereto and further waives any and all requirements that any Bank or the Agent institute any action or proceeding at law or in equity, or obtain any judgment, against any other Borrower or any other Person, or with respect to any collateral security for the Obligations, as a condition precedent to making demand on or bringing an action or obtaining and/or enforcing a judgment against, such Borrower under this Agreement.

(e) No Subrogation. Notwithstanding any payment or payments made by any Borrower hereunder or any setoff or application of funds of any Borrower by any Bank or the Agent, such Borrower shall not be entitled to be subrogated to any of the rights of any Bank or the Agent against any other Borrower or any other guarantor or any collateral security or guaranty or right of offset held by any Bank or the Agent for the payment of the Obligations, nor shall such Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower or any other guarantor in respect of payments made by such Borrower hereunder, until all amounts owing to the Banks and the Agent by the Borrowers on account of the Obligations are irrevocably paid in full. If any amount shall be paid to a Borrower on account of such subrogation rights at any time when all of the Obligations shall not have been irrevocably paid in full, such amount shall be held by that Borrower in trust for the Banks and the Agent, segregated from other funds of that Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Agent may determine.

(f) Application of Payments. Any and all payments upon the Obligations made by the Borrowers or by any other Person, and/or the proceeds of any or all collateral or security for any of the Obligations, may be applied by the Banks on such items of the Obligations as the Banks may elect.

(g) Recovery of Payment. If any payment received by the Banks or the Agent and applied to the Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of a Borrower or any other obligor), the Obligations to which such payment was applied shall, to the extent permitted by applicable law, be deemed to have continued in existence, notwithstanding such application, and each Borrower shall be jointly and severally liable for such Obligations as fully as if such application had never been made. References in this Agreement to amounts “irrevocably paid” or to “irrevocable payment” refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.

(h) Borrowers’ Financial Condition. Each Borrower is familiar with the financial condition of the other Borrowers, and each Borrower has executed and delivered this Agreement based on that Borrower’s own judgment and not in reliance upon any statement or representation of the Bank. The Banks and the Agent shall have no obligation to provide any Borrower with any advice whatsoever or to inform any Borrower at any time of the Bank’s actions, evaluations or conclusions on the financial condition or any other matter concerning the Borrowers.

(i) Bankruptcy of the Borrowers. Each Borrower expressly agrees that, to the extent permitted by applicable law, the liabilities and obligations of that Borrower under this Agreement shall not in any way be impaired or otherwise affected by the institution by or against any other Borrower or any other Person of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the Obligations pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of that Borrower under this Agreement, and that upon the institution of any of the above actions, such obligations shall be enforceable against that Borrower.

(j) Limitation; Insolvency Laws. As used in this Section 9.18(j): (a) the term “Applicable Insolvency Laws” means the laws of the United States of America or of any State, province, nation or other governmental unit relating to bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U. S. C. §547, §548, §550 and other “avoidance” provisions of Title 11 of the United States Code) as applicable in any proceeding in which the validity and/or enforceability of this Agreement against any Borrower, or any Specified Lien is in issue; and (b) “Specified Lien” means any security interest, mortgage, lien or encumbrance granted by any Borrower securing the Obligations, in whole or in part. Notwithstanding any other provision of this Agreement, if, in any proceeding, a court of competent jurisdiction determines that with respect to any Borrower, this Agreement or any Specified Lien would, but for the operation of this Section, be subject to avoidance and/or recovery or be unenforceable by reason of Applicable Insolvency Laws, this Agreement and each such Specified Lien shall be valid and enforceable against such Borrower, only to the maximum extent that would not cause this Agreement or such Specified Lien to be subject to avoidance, recovery or unenforceability. To the extent that any payment to, or realization by, the Banks or the Agent on the Obligations exceeds the limitations of this Section and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against such Borrower. This Section is intended solely to reserve the rights of the Banks and the Agent hereunder against each Borrower, in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither the Borrowers, any guarantor of the Obligations nor any other Person shall have any right, claim or defense under this Section that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

Section 9.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Bank.

Section 9.20 Effect of Existing Credit Agreement. This Agreement amends and restates the Existing Credit Agreement in its entirety, provided that the obligations of the Borrowers incurred under the Existing Credit Agreement shall continue under this Agreement, and shall not in any circumstances be terminated, extinguished or discharged hereby or thereby but shall hereafter be governed by the terms of this Agreement.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CABELA’S INCORPORATED

By:	/s/ RALPH W. CASTNER

Name:	Ralph W. Castner
Title:	CFO

CABELA’S CATALOG, INC.

By:	/s/ RALPH W. CASTNER

Name:	Ralph W. Castner
Title:	Sec/Treas

CABELA’S MARKETING AND BRAND MANAGEMENT, INC.

By:	/s/ RALPH W. CASTNER

Name:	Ralph W. Castner
Title:	Sec/Treas

CABELA’S RETAIL, INC.

By:	/s/ RALPH W. CASTNER

Name:	Ralph W. Castner
Title:	Sec/Treas

CABELA’S OUTDOOR ADVENTURES, INC.

By:	/s/ RALPH W. CASTNER

Name:	Ralph W. Castner
Title:	Sec/Treas

CABELAS.COM, INC.

By:	/s/ RALPH W. CASTNER

Name:	Ralph W. Castner
Title:	Sec/Treas

CABELA’S WHOLESALE, INC.

By:	/s/ RALPH W. CASTNER

Name:	Ralph W. Castner
Title:	Sec/Treas

CABELA’S VENTURES, INC.

By:	/s/ RALPH W. CASTNER

Name:	Ralph W. Castner
Title:	Sec/Treas

VAN DYKE SUPPLY COMPANY, INC.

By:	/s/ RALPH W. CASTNER

Name:	Ralph W. Castner
Title:	Sec/Treas

WILD WINGS, LLC

By:	/s/ RALPH W. CASTNER

Name:	Ralph W. Castner
Title:	Sec/Treas

CABELA’S LODGING, LLC

By:	/s/ RALPH W. CASTNER

Name:	Ralph W. Castner
Title:	Sec/Treas

HERTER’S LLC

By:	/s/ RALPH W. CASTNER

Name:	Ralph W. Castner
Title:	Sec/Treas

Commitment Amount

Revolving	Swing Line

$85,000,000	$10,000,000	U.S. BANK NATIONAL ASSOCIATION, in its individual corporate capacity and as Agent
Initial Revolving Percentage

36.956521739130%		By:	/s/ JAMES M. WILLIAMS

		Name:	James M. Williams
		Title:	Vice President

Address for Agent: Attention: Stephen E. Carlton U.S. Bank Capital Markets Mail Location: MK-WI-J3SM 777 East Wisconsin Avenue Milwaukee, WI 53202

Address for Bank: Attention: James M. Williams 233 South 13th Street 9th Floor, NELT0911 Lincoln, NE 68508

Commitment Amount

Revolving

$40,000,000	LASALLE BANK NATIONAL ASSOCIATION
Initial Revolving Percentage

17.391304347826%	By:	/s/ DARREN LEMKAU

	Name:	Darren Lemkau
	Title:	SVP

Address: Attention: Darren L. Lemkau Republic Plaza 370 17th Street, Suite 3590 Denver, CO 80202

Commitment Amount

Revolving

$35,000,000	WACHOVIA BANK, NATIONAL ASSOCIATION
Initial Revolving Percentage

15.217391304348%	By:	/s/ ANTHONY D. BRAXTON

	Name:	Anthony D. Braxton
	Title:	Director

Address: Attention: Beth Rue 1339 Chestnut Street PA 4830 Philadelphia, PA 19107

Commitment Amount

Revolving

$30,000,000	COMERICA BANK
Initial Revolving Percentage

13.043478260870%	By:	/s/ TIMOTHY O’ROURKE

	Name:	Timothy O’Rourke
	Title:	Vice President

Address: Attention: Timothy H. O’Rourke U.S. Banking-Midwest II 500 Woodward Ave. - M.C. 3269 Detroit, MI 48226

Commitment Amount

Revolving

$30,000,000	WELLS FARGO BANK, N.A.
Initial Revolving Percentage

13.043478260870%	By:	/s/ BILL WEBER

	Name:	Bill Weber
	Title:	Vice President

Address: Attention: Bill Weber Wells Fargo Center 1248 “O” Street Lincoln, NE 68508

Commitment Amount

Revolving

$10,000,000	SOVEREIGN BANK
Initial Revolving Percentage

4.347826086956%	By:	/s/ STEPHEN A. SMITH

	Name:	Stephen A. Smith
	Title:	Vice President

Address: Attention: Stephen A. Smith 601 Penn St. 10-6438-CM9 Reading, PA 19601